EXHIBIT 10.2

DISTRIBUTION AND LICENSING AGREEMENT

DATED AS OF FEBRUARY 3rd, 2011

BETWEEN

THERATECHNOLOGIES INC.

AND

THERATECHNOLOGIES EUROPE INC.

AND

FERRER INTERNACIONAL, S.A.

THIS DISTRIBUTION AND LICENSING AGREEMENT (hereinafter the “Agreement”) is made and entered into as of this 3rd day of February, 2011 (hereinafter the “Effective Date”),

BETWEEN:	THERATECHNOLOGIES INC., a company incorporated under the laws of the Province of Québec, having its principal place of business at 2310 Alfred-Nobel Blvd., Montreal, Québec, Canada H4S 2B4;

(hereafter referred to as “Theratechnologies”);

AND:	THERATECHNOLOGIES EUROPE INC., a company incorporated under the laws of the Province of Québec, having its principal place of business at 2310 Alfred-Nobel Blvd, Montreal, Québec, Canada H4S 2B4;

(hereinafter referred to as “Thera Europe”);

AND:	FERRER INTERNACIONAL, S.A., a corporation duly constituted under the laws of Spain, having its principal place of business at Diagonal 549, 5th Floor 08029, Barcelona, Spain;

(hereinafter referred to as “Ferrer”).

WHEREAS, Theratechnologies is a biopharmaceutical company engaged primarily in the discovery, research and development of pharmaceutical products;

WHEREAS, Theratechnologies holds all of the rights to the Development (as hereinafter defined) of any Product (as hereinafter defined);

WHEREAS, Thera Europe is an Affiliate (as hereinafter defined) of Theratechnologies that holds all of the exclusive rights under license from Theratechnologies to Commercialize (as hereinafter defined) any Product in the Territory (as hereinafter defined);

WHEREAS, Ferrer is a pharmaceutical company engaged primarily in the research, development and commercialization of pharmaceutical products;

WHEREAS, Ferrer desires to license from Theratechnologies and Theratechnologies desires to license to Ferrer the right to Develop any Elected Additional Product (as hereinafter defined) in the Territory; all subject to and in accordance with the terms and conditions of this Agreement.

WHEREAS, Ferrer desires to sublicense from Thera Europe, and Thera Europe desires to sublicense to Ferrer, the rights to Commercialize the Initial Product (as hereinafter defined) and any Elected Additional Product in the Territory, all subject to and in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1	“Acquired Competing Product” has the meaning set forth in Section 11.2.

1.2	“Action” has the meaning set forth in Section 9.5.2.

1.3	“Additional Product(s)” means any pharmaceutical or biotechnology product for any New Indication which is or may be under Development, containing or comprising the Compound, other than a Product.

1.4	“Additional Product Option” has the meaning set forth in Section 2.5.

1.5	“Additional Product Option Period” has the meaning set forth in Section 4.4.

1.6

“Adverse Event” means any untoward medical occurrence in a patient or clinical investigation subject who has been administered a pharmaceutical product, whether or not having a causal relationship with this treatment. An Adverse Event can be any unfavourable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of a medicinal (investigational) product, whether or not related to the medicinal (investigational) product.

1.7

“Affiliate” means, with respect to any entity, any corporation, firm, partnership or other entity which, at the time in question, directly or indirectly controls, is controlled by or is under common control with such entity. For the purposes of this definition, an entity shall be deemed to have “control” (including with correlative meanings, “controlled by,” “controlling” and “under common control with”) if such entity (i) owns, directly or indirectly, more than fifty percent (50%) of the voting stock or shares of a corporation, or (ii) has the power to direct, directly or indirectly, or cause the directions of, the management or policies of such person, whether through the ownership of voting securities, by contract or in any other manner. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity.

1.8	“Agreement” has the meaning set forth in the preamble of this Agreement.

1.9	“Binding Period” has the meaning set forth in Section 6.5.1.

1.10	“Business Day” means a day other than a Saturday, Sunday, or bank or other public holiday in Montreal, Canada or in Barcelona, Spain.

1.11	“Calendar Quarter” means each three (3) month period beginning on the 1st of January, the 1st of April, the 1st of July or the 1st of October.

1.12	“Calendar Year” means each twelve (12) month period beginning on the 1st of January and ending on the 31st of December of the same year.

1.13	“cGMP” means the current Good Manufacturing Practices regulations promulgated by Regulatory Authorities and in effect as of the time of supply of the applicable Product.

1.14	“Change of Control” means:

(a)

the acquisition by any Person or group of Persons of beneficial ownership of any capital stock of a Party or any direct or indirect parent of a Party if, after such acquisition, such Person or group of Persons would be the beneficial owner, directly or indirectly, of securities of a Party or any direct or indirect parent of a Party representing more than fifty percent (50%) (or such lower percentage which is the maximum percentage ownership permitted by law for a foreign investor where such foreign investor has the power to direct the management or policies of a Party) of the combined voting power of a Party’s or such direct or indirect parent’s then outstanding securities entitled to vote generally in the election of directors;

(b)

the consummation by a Party or any direct or indirect parent of a Party of a consolidation, amalgamation, merger, reorganization or arrangement with any Person or group, if the Persons who were not shareholders of such Party or such direct or indirect parent of such Party immediately prior to such consolidation, amalgamation, merger, reorganization or arrangement own immediately after such consolidation, amalgamation, merger, reorganization or arrangement more than fifty percent (50%) (or such lower percentage which is the maximum percentage ownership permitted by law for a foreign investor where such foreign investor has the power to direct the management or policies of a Party) of (i) the continuing or surviving entity or (ii) any direct or indirect parent of such continuing or surviving entity; or

(c)

the sale, assignment, spin-off, divestiture or other transfer by a Party or any of its Affiliates to any Person other than to an Affiliate of all or substantially all of the assets or business of a Party or any of its Affiliates involved in performing any of the obligations of such Party under this Agreement.

1.15

“Clinical Trial” means a clinical trial in human subjects that has been approved by a Regulatory Authority and is designed to measure the safety and/or efficacy of a pharmaceutical or biotechnology product. Clinical Trial excludes any trial or study conducted after the Marketing Authorisation of a Product, except Clinical Trials conducted on children.

1.16

“Commercialization” or “Commercialize” means any and all activities directed to the commercial exploitation of a Product in a Country in accordance with applicable Laws before and after Marketing Authorisation has been obtained in such Country, including conducting Regulatory Activities for the purposes of obtaining Marketing Authorization for such Product in a Country, advertising, marketing, pricing negotiation, pricing reimbursement, marketing access, promoting, consumer and physician education, managed market activities, market and consumer research, customer services, Detailing, distributing, labelling, offering for sale or selling a Product, and importing a Product for sale in a Country. Commercialization excludes manufacturing. The use by Ferrer of any Product under NPS Programs or compassionate use programs shall be deemed under this Agreement as engaging in the Commercialization of a Product, but of itself shall not satisfy Ferrer’s obligation to Commercialize a Product. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.17	“Commercialization Plan” has the meaning set forth in Section 5.2.

1.18

“Commercial Presentation” means the presentation of a Product as supplied to Ferrer. The Commercial Presentation of the Initial Product supplied by Thera Europe to Ferrer shall be in the form described on Schedule 1.18.

1.19

“Commercially Reasonable Efforts” means (a) with respect to the efforts to be expended by a Party with respect to any objective that is not hereinafter described, such reasonable, diligent and good faith efforts and resources, consistent with applicable Laws, as such Party would normally use to accomplish a similar objective under similar circumstances, (b) with respect to the objective related to the Marketing Authorisation of any Product or New Presentation by Ferrer, the application by Ferrer, consistent with the exercise of its prudent scientific judgment, of diligent efforts and resources to fulfill the obligation in issue, consistent with the level of efforts Ferrer would normally devote to its own branded product at a similar stage in its product life as such Product or New Presentation, taking into account scientific, regulatory factors, and the safety and efficacy of such Product or New Presentation, all based on conditions prevailing at the time such efforts are due, provided that Ferrer shall be under no obligation to conduct Clinical Trials to obtain Marketing Authorisation of any New Presentation and any Product or New Presentation, and (c) with respect to the objective related to the Commercialization of a Product or New Presentation, the application by Ferrer, consistent with the exercise of its business judgement, of diligent efforts and resources to fulfill the obligation in issue, consistent with the level of efforts Ferrer would normally devote to its own branded product at a similar stage in its product life as such Product or New Presentation, taking into account competitive market conditions in the therapeutic area, all based on conditions prevailing at the time such efforts are due. In construing whether Ferrer, alone or with one or more collaborators, used its Commercially Reasonable Efforts to fulfill an obligation, it shall not be taken into account any pharmaceutical product Ferrer is researching, discovering, developing or Commercializing in each of the Countries other than pursuant to this Agreement.

1.20

“Commercial Sale” means any sale or other transfer of a Product by Ferrer to any Third Party; provided that the following shall not constitute a “Commercial Sale”: the transfer, use or disposition of a Product to a Third Party for use solely in Clinical Trials or Phase IV Trials. For the avoidance of doubt, the transfer, use or disposition of a Product to a Third Party for use in a NPS Program or compassionate use program shall be a “Commercial Sale”.

1.21

“Competing Product” means (a) any product for the treatment of HIV-Associated Lipodystrophy, other than the Initial Product; or (b) any growth hormone and growth hormone secretagogue for the treatment or prevention of any of the following Indications: (i) growth hormone deficiency; (ii) abdominal obesity in relative growth hormone deficiency; (iii) any cachexia and/or loss of muscle mass Indication; and (iv) mild cognitive impairment.

1.22	“Compound” means tesamorelin as defined in the International Non-proprietary Names for Pharmaceutical Substances (INN), the molecular formula of which is as set forth on Schedule 1.22.

1.23

“Confidential Information” means any and all information, technical and non- technical, written and oral, regardless of media or format, which is not published or otherwise in the public domain, relating to a Party’s business, operations, assets and products and information of Third Parties that a Party is obligated to keep confidential.

1.24

“Controlled” or “Control” means, with respect to Patent Rights, Know-How or Materials, that a Party or one of its Affiliates owns in whole or in part or has a license or sublicense to such Patent Rights, Know-How or Materials (or in the case of Materials, has the right to physical possession of such Materials), subject to any restrictions expressly set forth in those licenses or sublicenses.

1.25	“Controlling Party” has the meaning set forth in Section 9.6.3.

1.26

“Country” means a country listed in Schedule 1.25 (subject to termination or expiry of this Agreement in respect of a particular Country (“Terminated Country”), in which case such Terminated Country shall be removed from the Territory and shall cease to be a “Country”; and “Countries” means two or more of them.

1.27	“Co-Promotion Committee” or “CPC” has the meaning set forth in Section 5.14.

1.28	“Country Product Website” has the meaning set forth in Section 2.8.2.

1.29

“Cover”, “Covering” or “Covered” means, with respect to the Compound or a Product, that the using, making, having made, selling, offering for sale or importing of such Compound or Product would infringe a Valid Claim of the relevant Patent Rights in the country in which the activity occurs.

1.30	“Current Presentation” means the dosage and formulation of the Initial Product as set forth on Schedule 1.30.

1.31

“Detail” or “Detailing” means with respect to a Product, the activity undertaken by a Sales Representative during a face-to-face meeting (including a live video presentation) with (a) a medical professional with authority to prescribe or issue hospital medical clinic orders for a pharmaceutical product, or (b) such other groups as may be mutually agreed by the Parties in writing, in which one or more Product’s benefits or attributes are orally presented by the Sales Representative in a manner consistent with the requirements of this Agreement and applicable Laws. When used as a verb, “Detail” means to engage in the activities set forth in this Section 1.31.

1.32

“Development” or “Develop” means, with respect to a pharmaceutical or biotechnology product containing the Compound and licensed to Ferrer under this Agreement, the performance of any pre-clinical and clinical research and development (including any laboratory, animal or human subject efficacy, safety, toxicology, pharmacology, pharmacodynamic, pharmacokinetic, test method development and stability testing), process development, formulation development, quality control development, statistical analysis and Clinical Trials.

1.33

“Development Costs” means all [REDACTED: Cost] in connection with any Development activities conducted by or on behalf of Theratechnologies or any of its Affiliates (including any amounts paid to a Third Party acting on behalf of Theratechnologies or its Affiliates in connection with such activities) in connection with an Additional Product that is designated by Ferrer as an Elected Additional Product, at any time [REDACTED: Term].

1.34	“Domain Name” means the registered and pending application for registration of the domain names listed on Schedule 1.34.

1.35	“Effective Date” has the meaning set forth in the preamble of this Agreement.

1.36

“Elected Additional Product” means an Additional Product designated by Ferrer during the Term pursuant to Section 4.3, including, in all cases, any New Presentation for such Elected Additional Product.

1.37	“EMA” means the European Medicines Agency or any successor Regulatory Authority thereto having authority over pharmaceutical or biotechnology products in the European Union.

1.38	“EU Marketing Authorisation” means the Marketing Authorisation for the Product granted by the EMA covering the European Union.

1.39	“Ex-Country Product Website” has the meaning set forth in Section 2.8.2.

1.40	“Executive Officers” has the meaning set forth in Section 15.2.

1.41	“Ferrer” has the meaning set forth in the preamble of this Agreement.

1.42	“Ferrer Acquiring Party” has the meaning set forth in Section 11.2.

1.43	“Ferrer Indemnitees” has the meaning set forth in Section 13.2.

1.44

“First Commercial Sale” means, with respect to a Product in a Country, the first Commercial Sale of such Product in a Country by Ferrer, after Marketing Authorisation for such Product has been obtained in or for such Country.

1.45	“First Indication” means HIV- Associated Lipodystrophy.

1.46	“Global Brand Book” means those guidelines set out in Schedule 1.46 pertaining to the use of any Mark by Ferrer in connection with the Commercialization of a Product in the Territory.

1.47	“Gross Up Payment” has the meaning set forth in Section 8.4.

1.48	“HIV” means human immunodeficiency virus, a retrovirus of the genus Lentivirus that causes AIDS (acquired immunodeficiency syndrome).

1.49

“HIV-Associated Lipodystrophy” means the conditions associated with HIV characterized by body composition changes that include excess visceral fat accumulation and/or loss of subcutaneous fat in the limbs and face.

1.50	“Indemnitees” has the meaning set forth in Section 13.2.

1.51

“Indication” means any generally acknowledged disease or condition, a significant manifestation of a disease or condition, or symptoms associated with a disease or condition or a risk for a disease or condition.

1.52	“Initial Product” means any pharmaceutical or biotechnology product, which is under Development or for which Marketing Authorisation has been granted,

containing or comprising the Compound for the First Indication, including any New Presentation.

1.53

“Inserts” means any written or printed document supplied with the Commercial Presentation of a Product containing information on the Product, the use thereof or any other information prescribed by applicable Laws or voluntarily disclosed by a Sponsor, or the Marketing Authorisation holder, as the case may be.

1.54	“Joint Commercialization Committee” or “JCC” has the meaning set forth in Section 5.3.

1.55	“Joint Development Committee” or “JDC” has the meaning set forth in Section 4.6.

1.56	“Joint Global Strategy Committee” or “JGSC” has the meaning set forth in Section 5.13.

1.57	“Joint Regulatory Committee” or “JRC” has the meaning set forth in Section 4.6.

1.58

“Know-How” means any scientific or technical knowledge, information and expertise to make or do something in any tangible or intangible form whatsoever including discoveries, inventions, trade secrets, databases, practices, protocols, Regulatory Filings, (as hereinafter defined) including pharmacological, biological, chemical, toxicological and clinical information, whether or not patentable, all to the extent not Covered by a Patent Right.

1.59

“Law” or “Laws” means all laws, statutes, rules, regulations, ordinances, guidelines, codes and other pronouncements having the binding effect of law of any applicable competent legislature or Regulatory Authority.

1.60	“Licensed Technology” means the Thera Europe Patents, the Thera Europe Know-How and the Thera Europe Materials.

1.61

“Long-Term Observational Studies” means a collection of data maintained by a Person holding the Marketing Authorisation of a drug product containing data generated from an observational case series study on a list of patients presenting with the same characteristics of a disease or the same exposure to a drug product. Long-Term Observational Studies are also known and referred to as Safety Registries.

1.62	“Losses” has the meaning set forth in Section 13.1.

1.63

“MAA” means a Marketing Authorisation application in accordance with the centralized authorization procedure and filed pursuant to the requirements of the EMA, as more fully defined in Regulation (EC) No. 726/2004 and Directive 2004/27/EC, as the same may be amended from time to time, and any equivalent application filed in each Country, together, in each case, with all additions, deletions or supplements thereto.

1.64	“MA Holder” has the meaning set forth in Section 3.5.

1.65	“MA Transfer” has the meaning set forth in Section 3.3.2.

1.66	“MA Transfer Notification” has the meaning set forth in Section 3.3.1.

1.67	“MA Transition Period” has the meaning set forth in Section 3.3.4.

1.68

“Marketing Authorisation” means approval of a Product by the Regulatory Authority of a Country for such Product necessary to market and sell such Product in such Country. Marketing Authorisation further includes the obtaining of any Product pricing and reimbursement approval, where applicable. Marketing Authorisation excludes any authorisation granted by a Regulatory Authority to conduct NPS Programs or compassionate use programs. Marketing Authorisation includes the EU Marketing Authorisation.

1.69

“Marks” means the Trademarks, together with all service marks, trade names, trade dress, logos, brand names and other indicia of origin, including all rights with respect thereto, and all applications for registration and registrations of any such marks and renewals for any of the foregoing, and all goodwill associated therewith.

1.70	“Materials” means all tangible chemical, biological and physical materials.

1.71	“Minimum Purchase Requirements” has the meaning set forth in Section 6.8.

1.72	“Net Selling Price” means the Regulated Sales Price less:

(i)	Ferrer’s freight, shipping and insurance costs with respect to any Product, up to a maximum of [REDACTED: Percentage] of the Regulated Sales Price;

(ii)	sales, excise, or similar taxes imposed on Ferrer, its Affiliates or Permitted Sublicensee with respect to the sale of the Product;

(iii)

any mandatory or industry standard discounts, contributions or rebates to the competent Regulatory Authorities and/or social security systems pursuant to the regulations and/or agreements in force; and

(iv)	cash and trade discounts and allowances as customarily applied to the Products of a similar kind in the medical device/pharmaceutical industry in the relevant Country within the Territory.

1.73	“New Indication” means any Indication, other than the First Indication, for a Product.

1.74	“New Presentation” means any other dosage of, formulation of, presentation of, or other means of administering a Product, other than the Current Presentation.

1.75	“Non-Binding Forecast” has the meaning set forth in Section 6.4.1.

1.76	“Non-MA Holder” has the meaning set forth in Section 3.5.

1.77	“NPS Program” means a named patient sales program.

1.78	“Overpaid Party” has the meaning set forth in Section 8.3.2.

1.79	“Owing Party” has the meaning set forth in Section 8.3.2.

1.80	“Open Period” has the meaning set forth in Section 6.5.2.

1.81	“Party” means Theratechnologies, Thera Europe, or Ferrer, individually, and “Parties” means Theratechnologies, Thera Europe and Ferrer, collectively.

1.82

“Patent Rights” means any: (a) unexpired issued or granted patent or registration in a Country covering one or more inventions, including any correction, supplemental protection certificate, registration, confirmation, reissue, re-examination, extension or renewal thereof; and (b) pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof filed in a Country.

1.83	“Permitted Sublicensee” means those sublicensees which are not Affiliates of Ferrer and which are listed in Schedule 1.83 as such schedule may be amended from time to time.

1.84

“Person” means a natural person, corporation, firm, business, trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or subdivision thereof.

1.85	“Pharmacovigilance Agreement” has the meaning set forth in Section 7.4.

1.86

“Phase IV Trial” means any research study or data collection effort for the Product that is initiated after receipt of a Marketing Authorisation for such product to generate additional information and data, including such product’s risks, benefits and optimal use.

1.87

“Primary Detail” means a Detail during which a Product is the first or the only product Detailed. “Primary Detail” further means that at least [REDACTED: Percentage] of a Sales Representative’s time will be used to Detail a Product pursuant to the Detailing schedule.

1.88

“Product(s)” means, collectively, the Initial Product and any Elected Additional Product. For the avoidance of doubt, this definition does not include any Additional Product that is not designated by Ferrer during the Term as an Elected Additional Product.

1.89	“Product Labels” means all labels and other written, printed or graphic matter affixed to any container, packaging or wrapper utilized in connection with a Product.

1.90	“Product Specifications” means the specifications for a Product as described in Schedule 1.90.

1.91

“Promotional Materials” means all written, printed, electronic and graphic materials (other than Product Labels and Inserts) provided by Ferrer in accordance with this Agreement for use by Sales Representatives or for use in any promotional events or activities.

1.92	“Purchase Order” has the meaning set forth in Section 6.6.1.

1.93

“Regulated Sales Price” means the price of a Product that the Regulatory Authority of a Country approves and publishes for the purposes of reimbursing the cost of such Product to an end-user or a Third Party payor. Thera Europe and Ferrer agree to convert the Regulated Sales Price on a price per day of treatment basis.

1.94

“Regulatory Activities” means with respect to a Product, Elected Additional Products or New Presentation: (a) the preparation, review and filing of any and all Regulatory Filings; (b) maintaining contact and communication with the Regulatory Authorities; and (c) otherwise complying with all requirements of a Sponsor and applicable Laws. For the avoidance of doubt, Regulatory Activities include any NPS Program activities and compassionate use program activity.

1.95	“Regulatory Authority” means any authorities responsible for the grant of marketing authorisations in the Territory, such as the EMA.

1.96

“Regulatory Filings” means any applications, communications, data, documents, regardless of format or media, filed with or submitted to a Regulatory Authority for the purposes of obtaining and maintaining Marketing Authorisations. Regulatory Filings include all filings related to any pediatric investigation plan.

1.97	“Requesting Party” has the meaning set forth in Section 8.3.1.

1.98	“Rolling Forecast” has the meaning set forth in Section 6.4.2.

1.99	“Sales Force” means all of the Sales Representatives and their direct supervisors and direct managers, in each case, who are employed by Ferrer.

1.100

“Sales Representative” means a sales representative employed by Ferrer or any Affiliate or Permitted Sublicensee in a Country and whom Ferrer or any Affiliate or Permitted Sublicensee has hired, using Ferrer’s own recruiting and hiring standards, and who has technical, pharmaceutical and Detailing experience which is consistent with industry standards and otherwise satisfies Ferrer’s minimum qualifications for sales representatives. For the avoidance of doubt, “Sales Representative” shall not include any medical scientific personnel.

1.101	“Secondary Detail” means a Detail during which a Product is the second product Detailed.

1.102

“Serious Adverse Event” means any Adverse Event that, at any dose (a) results in death, (b) is life-threatening, (c) requires inpatient hospitalization or prolongation of hospitalization, (d) results in persistent or significant disability/incapacity, or (e) is a congenital anomaly/birth defect.

1.103

“Sponsor” in the context of a Clinical Trial or Phase IV Trial governed by a Regulatory Authority of a Country, has the meaning set forth in Clinical Trials Directive 2001/20/EC, as the same may be amended from time to time.

1.104	“Term” has the meaning set forth in Section 14.1.

1.105	“Terminated Licensed Products” has the meaning set forth in Section 14.9.2(ii).

1.106	“Termination Date” has the meaning set forth in Section 14.1.

1.107

“Territory” means the Countries, collectively. Any reference in this Agreement to “Territory” shall not include any country which is no longer a Country due to the termination or expiry of this Agreement in respect of such country.

1.108	“Theratechnologies” has the meaning set forth in the preamble of this Agreement.

1.109	“Thera Europe” has the meaning set forth in the preamble of this Agreement.

1.110	“Thera Indemnitees” has the meaning set forth in Section 13.1.

1.111	“Thera Europe Know-How” means all Know-How Controlled by Thera Europe as of the Effective Date and/or thereafter during the Term, in each case, related to the Compound and/or any Product.

1.112	“Thera Europe Materials” means Materials Controlled by Thera Europe as of the Effective Date and/or thereafter during the Term, in each case, related to the Compound and/or any Product.

1.113	“Thera Europe Patents” means all Patent Rights, including the Patent Rights set forth on Schedule 1.113 hereto, Controlled by Thera Europe as of the

Effective Date and/or thereafter during the Term, in each case, related to the Compound and/or any Product.

1.114	“Thera Transferee” has the meaning set forth in Section 3.3.1.

1.115	“Third Party” means any Person other than Theratechnologies, Thera Europe and Ferrer.

1.116	“Third Party Action” has the meaning set forth in Section 9.6.1.

1.117

“Trademark” means each of the following Marks: (a) for use in connection with the Initial Product and under which the Initial Product will be Commercialized in the Territory, [REDACTED: Names], as designated by Thera Europe pursuant to Section 2.7.2, (b) for use in connection with any Elected Additional Product and under which such Elected Additional Product will be Commercialized in the Territory, any Mark designated by Thera Europe pursuant to Section 2.7.2 and (c) the Thera Europe name and logo designated by Thera Europe pursuant to Section 2.7.2.

1.118	“Transfer Price” has the meaning set forth in Section 6.2.1.

1.119	“USD” means American Dollar.

1.120

“Valid Claim” means (a) a claim of a pending patent application within the Thera Europe Patents and (b) a claim of an issued and unexpired Patent Right within the Thera Europe Patents, in each case which has not lapsed or been revoked, abandoned or held unenforceable or invalid by a final decision of a court or governmental or supra-governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

1.121	“VAT” shall have the meaning set forth in Section 8.4.

ARTICLE 2

LICENSE AND TECHNOLOGY TRANSFER

2.1

Grant of License by Theratechnologies to Ferrer. Subject to ARTICLE 4, upon designation by Ferrer of an Additional Product as an Elected Additional Product and subject to the terms and conditions of this Agreement, Theratechnologies hereby grants to Ferrer a license (exclusive as to Third Parties but co-exclusive as to Theratechnologies) on an Elected Additional Product-by-Elected Additional Product and Country-by-Country basis to conduct Development activities on any Elected Additional Product in the Territory.

2.2

Grant of Sublicense by Thera Europe to Ferrer. Subject to the rights retained by Thera Europe under Section 2.9 and the other applicable terms and conditions of this Agreement, Thera Europe hereby grants to Ferrer an exclusive sublicense

(exclusive also as to Thera Europe subject to Section 5.14), on a Product-by-Product and Country-by-Country basis under the Licensed Technology to Commercialize any Product in the Territory.

2.3

Grant of Sublicenses by Ferrer. Ferrer shall not be entitled to grant any sublicense of the Development rights granted hereunder by Theratechnologies. Ferrer shall be entitled to grant a sublicense of the Commercialization rights granted hereunder by Thera Europe to any of Ferrer’s Affiliates located in the Territory or to Permitted Sublicensees. The provisions of any sublicense agreement shall be similar to the provisions of this Agreement and shall not contain provisions which are less onerous than those contained herein or grant more rights than those granted herein. A copy of all sublicense agreements shall be filed in the English or French language version with Thera Europe within [REDACTED: Term] after the execution thereof in order to allow Theratechnologies and Thera Europe to check that such agreements are in accordance with the obligations of Ferrer under this Agreement. Ferrer shall be entitled to redact in such copies of the agreements any reference to an amount of money or percentage rate contained in the provisions of such sublicense agreement as well as any reference to the Permitted Sublicensee only if the name of such Permitted Sublicensee has previously been disclosed to Thera Europe. Notwithstanding the right of Ferrer to enter into sublicense agreements hereunder, this shall not relieve Ferrer of its obligations under this Agreement and Ferrer shall remain solely liable and responsible to Theratechnologies and Thera Europe for all acts or omissions of the sublicensees as if they were acts or omissions of Ferrer under this Agreement.

2.4

Right to Enter into Consulting Agreements. Ferrer shall be entitled to retain the services of Third Parties providing specialized services to Ferrer over short periods of time to assist Ferrer in the execution of its obligations under this Agreement. All agreements entered into with such Third Parties shall contain provisions: (a) protecting the confidentiality of the information to which such Third Party will have access; (b) protecting the intellectual property of the Licensed Technology; and (c) which are no less onerous than the terms and conditions of this Agreement. The entering of agreements with such Third Parties shall not relieve Ferrer of its obligations under this Agreement and Ferrer shall remain solely liable and responsible to Theratechnologies and Thera Europe for all acts and omissions of such Third Parties as if they were acts or omissions of Ferrer under this Agreement.

2.5

Additional Product Option. Subject to the rights retained by Theratechnologies and Thera Europe under Section 2.9 and the other applicable terms and conditions of this Agreement, Theratechnologies and Thera Europe hereby grant to Ferrer an exclusive option to license-in, at its sole discretion, any one or more Additional Products in the Territory (and not on a Country-by-Country basis) (the “Additional Product Option”) for its Development and Commercialization. The option shall be exercised in accordance with the terms and conditions set forth in Section 4.4. The Parties shall list each Elected Additional Product on

Schedule 2.5, which schedule shall be amended, modified or otherwise supplemented from time to time by the Parties during the Term.

2.6

Technology Transfer. Within a reasonable period of time (not to exceed [REDACTED: Term] after the Effective Date, and subject to ownership rights of Third Parties and obligations of confidentiality, Thera Europe will provide Ferrer with one (1) copy of the electronic documentation in CTD format filed with the Food and Drug Administration of the United States of America for the Initial Product, together with all the documentation exchanged with Regulatory Authorities in each of the Countries, if any, or in possession of Thera Europe, which are relevant to support the filing of an MAA with the Regulatory Authorities of each Country for the Initial Product. The documentation exchanged with Regulatory Authorities in each of the Countries, if any, will not be provided to Ferrer in CTD format and Ferrer shall be responsible for converting such documentation in such format or any other format at the sole cost and expense of Ferrer. Ferrer acknowledges that the documents set out in Schedule 2.6 will not be provided to Ferrer, however Thera Europe will use Commercially Reasonable Efforts to facilitate the provision of such documents, excluding those set out at paragraph 1 of Schedule 2.6, to the relevant Regulatory Authorities upon written request by Ferrer. Within a reasonable period of time (not to exceed [REDACTED: Term] after the date on which an Additional Product has been designated as an Elected Additional Product, Thera Europe will provide Ferrer with one copy of all documents relating to the New Indication pertaining to such Elected Additional Product. The documents will be provided in paper or electronic format and in the English language. Ferrer shall bear all responsibility for the accuracy of the translation and all of the costs and expenses of translating any document provided by Thera Europe under this Section 2.6 for the purpose of making Regulatory Filings with Regulatory Authorities. In addition and without limiting the foregoing, Thera Europe shall make certain of its employees who are knowledgeable about the Products and the Licensed Technology reasonably available to Ferrer for scientific and technical explanations, advice and related on-site support, if and to the extent reasonably requested by Ferrer, supporting the filing of an MAA in connection with Ferrer’s exercise of its rights and obligations under this Agreement. All such Licensed Technology provided to Ferrer and all information and materials (in whatever form or medium) disclosed by or on behalf of Thera Europe hereunder shall be and remain Thera Europe’s Confidential Information, subject to the terms and conditions of ARTICLE 10.

2.7	Marks.

2.7.1.

Ownership. Ferrer hereby acknowledges and agrees that Thera Europe Controls all the Marks used on or in connection with the Products in the Territory and that all goodwill arising from the use of such Marks in the Territory shall vest in and inure to the sole benefit of Thera Europe. Thera Europe shall have the sole right, at its cost and expense, to use Commercially Reasonable Efforts to obtain any registration, or other form of protection, for the Marks, including the Trademarks, for use in connection with a Product in the Territory.

2.7.2.

Designation of Marks. Thera Europe shall have the sole right to designate the Marks to be used in connection with the Commercialization of the Initial Product in the Territory. With respect to any Elected Additional Product, the designation by Thera Europe of any Marks for the Commercialization of such Elected Additional Product shall be made after consultation with Ferrer; provided that Thera Europe shall remain the Party responsible for designating such Marks.

2.7.3.

Grant of Marks Sublicense. Subject to the rights retained by Thera Europe pursuant to Section 2.9 and the other applicable terms and conditions of this Agreement, Thera Europe hereby grants to Ferrer, and Ferrer hereby accepts, an exclusive sublicense on a Product-by-Product and Country-by-Country basis to use the Marks to Commercialize the Products in the Territory, including the use of the Trademarks on a Country Product Website. Notwithstanding anything contained herein, Theratechnologies and Thera Europe shall be deemed not to have violated the rights and licenses granted to Ferrer pursuant to Section 2.2 and this Section 2.7.3 to the extent that commercialization activities conducted by or on behalf of Theratechnologies and Thera Europe, their respective Affiliates, licensees or sub-licensees, via the Internet or other global electronic means or methods targeted to Persons outside of the Territory, may reach Persons within the Territory. Ferrer shall be deemed not to have violated its rights and obligations pursuant to this Section 2.7 to the extent that Commercialization activities conducted by or on behalf of Ferrer, its Affiliates, or the Permitted Sublicensees, via the Internet or other global electronic means to Persons in the Territory, may reach Persons outside of the Territory provided that Ferrer has used Commercially Reasonable Efforts to avoid doing so.

2.7.4.

Global Brand Book. Ferrer shall comply with the Global Brand Book and shall ensure that any and all use of any Mark by Ferrer hereunder, including in any Promotional Materials or Product Labels and Inserts or a Country Product Website, in whatever form or medium, shall be in accordance with the Global Brand Book.

2.7.5.	Certain Obligations of Ferrer.

(a)

Ferrer shall not use any mark other than the Marks to identify the Products in connection with the Commercialization of the Products in the Territory and outside the Territory pursuant to Section 5.12. Ferrer shall not, without Thera Europe’s prior written consent, directly or indirectly, make any use of any mark which is confusingly similar to the Marks, as part of a corporate or trade name or in connection with any product or service, other than as permitted under this Agreement with respect to a Mark in connection with a Product or for which it was designated hereunder by Thera Europe pursuant to Section 2.7.2. Ferrer shall not engage in any conduct which may place a Product or Theratechnologies or Thera Europe in a negative light or context, or which is likely to generate any bad will or otherwise adversely affect the Marks and goodwill associated therewith.

(b)

Thera Europe shall have the sole right, at its cost and expenses, to obtain any registration, or other form of protection, for the Trademarks for use in connection with a Product in the Territory. Ferrer shall be responsible at its own cost and expense to maintain the registration of the Trademarks in each Country during the Term and Thera Europe shall, if requested by Ferrer, timely provide Ferrer with such information as Thera Europe has on file at the time of such request and provide such assistance as Ferrer may reasonably request in order for Ferrer to fulfill such obligation. In connection with the maintenance of the Trademarks, Ferrer shall provide Thera Europe with a copy of all correspondence exchanged with the applicable Regulatory Authority and any competent trademark agency (such as the Office of Harmonisation for the Internal Market) and shall consult with Thera Europe on any material issues relating to the maintenance of the Trademarks prior to acting on same.

(c)

Except as provided in Section 2.7.5(b), at Thera Europe’s cost, Ferrer shall take such actions and provide such assistance as Thera Europe may reasonably request from time to time, in connection with Thera Europe filing, prosecuting or otherwise in connection with seeking any registration for any of the Trademarks for a Product in the Territory, and as may be reasonably necessary for Thera Europe to renew, protect or enforce, any such Trademark or any pending application for registration or any registration therefor (including the filing of any applications for registration of any Trademark for use in connection with a Product in the Territory).

2.7.6.

Quality Control. If and as may be reasonably requested by Thera Europe to maintain and exercise quality control over the use of any Marks (including to ensure compliance with the Global Brand Book) and to protect the goodwill associated therewith, Ferrer shall provide representative specimens to Thera Europe of any Product ready for Commercialization in a Country and representative specimens of any material that includes the Marks (including, if requested by Thera Europe, Product Labels, Inserts and Promotional Materials). If, after reviewing such representative specimens, Thera Europe has a reasonable concern regarding the quality of any Product or any material that includes any Mark, Thera Europe will notify Ferrer in writing and Ferrer shall take the appropriate steps to apply corrective measures to Thera Europe’s satisfaction.

2.7.7.

Inclusion of Name on Product Labels and Inserts. Subject to applicable Laws of each Country, all Product Labels, Inserts and packaging of a Product Commercialized in a Country shall (a) display the name of (i) Thera Europe as sublicensor of the applicable Thera Europe Patents, (ii) Ferrer, and (iii) the

Product and Marks thereof, and (b) provide that the applicable Thera Europe Patents and Trademarks are under sublicense to Ferrer by Thera Europe in a form and manner approved by Thera Europe.

2.7.8.

No Survival of Mark Sublicense. The sublicense to the Marks granted pursuant to Section 2.7.3 shall automatically terminate upon termination of this Agreement pursuant to ARTICLE 14 or on a Country-by-Country and Product- by-Product basis if Ferrer loses the exclusive right to Commercialize a Product in a Country pursuant to ARTICLE 14 and, thereafter, Ferrer shall have no right to use any trademark or any mark that is confusingly similar to any Mark in the applicable Country.

2.8	Domain Names and Product Websites.

2.8.1.	Domain Names.

(a)

Ownership. Ferrer hereby acknowledges and agrees that, subject to the sublicense granted to Ferrer pursuant to Section 2.8.1(c), Thera Europe Controls all right, title and interest in and to the Domain Names used in connection with each Country Product Website in the Territory and all goodwill arising from the use of such Domain Names in each Country shall vest in and inure to the sole benefit of Thera Europe. Thera Europe shall have the sole right, at its cost and expense, to use Commercially Reasonable Efforts to obtain any registration or other form of protection for the Domain Names.

(b)	Designation of Domain Names. Thera Europe shall have the sole right to designate the Domain Names to be used with each Country Product Website.

(c)

Grant of Domain Name Sublicense. Subject to the rights retained by Thera Europe pursuant to Section 2.9 and the other terms and conditions of this Agreement, Thera Europe hereby grants to Ferrer and Ferrer hereby accepts an exclusive sublicense on a Product-by-Product and Country-by- Country basis to use the Domain Names applicable to each Country Product Website in connection with the Commercialization of a Product in such Country.

(d)

Registration and Maintenance. Thera Europe shall have the sole right, at its cost and expense, to obtain any registration, or other form of protection, for the Domain Names for use in connection with the Products in the Territory. Ferrer shall be responsible at its own cost to maintain the registration of the Domain Names in each Country during the Term. In connection with the maintenance of the Domain Names, Ferrer shall provide Thera Europe with a copy of all correspondence exchanged with Regulatory Authorities and shall consult with Thera Europe on any material issues relating to the maintenance of Domain Names prior to acting on same.

(e)

Assistance by Ferrer. Except as provided in Section 2.8.1(d), at Thera Europe’s cost, Ferrer shall take such actions and provide such assistance as Thera Europe may reasonably request from time to time, in connection with Thera Europe filing, prosecuting or otherwise in connection with seeking any registration for any of the Domain Names for the Product in the Territory, and as may be reasonably necessary for Thera Europe to renew, protect or enforce, any such Domain Names or any pending application for registration or any registration therefor (including the filing of any applications for registration of any Domain Names for use in connection with the Product in the Territory).

2.8.2.

Product Websites. Ferrer shall maintain the general and primary website for each Product in each Country during the Term to be located at a URL or web-address corresponding to a Domain Name selected by Thera Europe pursuant to Section 2.8.1. (hereinafter the “Country Product Website”). The Country Product Website shall include a hyperlink to redirect all traffic from a non-Country user to the Theratechnologies website (hereinafter the “Ex-Country Product Website”). Ferrer shall update the Country Product Website, in a reasonably timely manner, so that such websites are consistent with the information related to each Product. Ferrer shall operate and maintain in accordance with all applicable Laws the Country Product Website. All Marks used in connection with the Country Product Website (including in the URL or web-address for such website) shall be subject to the terms of the sublicense granted to Ferrer pursuant to Section 2.7.3 and Ferrer’s obligations with respect thereto.

2.9

Retained Rights. Theratechnologies and Thera Europe hereby retain any and all rights which are not expressly granted to Ferrer under this Agreement and no licenses are granted by Theratechnologies and Thera Europe to Ferrer under this Agreement except to the extent expressly set forth in Section 2.2, Section 2.3, Section 2.7.3 and Section 2.8.1(c). For the avoidance of doubt, and subject to the terms and conditions of this Agreement, Theratechnologies and Thera Europe hereby retain, on behalf of themselves and their respective Affiliates, (i) all rights with respect to the Products outside the Territory, (ii) all rights with respect to any Additional Product within and outside the Territory, and (iii) the right to perform Development activities, make and have made the Product in each of the Countries, where each of the retained rights set forth in the foregoing subsections (i), (ii) and (iii) can be exercised by Theratechnologies or Thera Europe, either themselves or with or through any Third Party, or by Theratechnologies’ Affiliates, either themselves or with or through any Third Party.

2.10

Assignability of Agreements. In the event that Ferrer enters into agreements in connection with this Agreement, Ferrer shall use Commercially Reasonable Efforts to negotiate assignment provisions in those agreements to provide for the right by Ferrer to assign such agreements to Thera Europe without the consent of the other party to those agreements.

2.11

The Parties acknowledge that the licenses granted under this ARTICLE 2 are done so to ensure the best possible fulfilment of the main objective of this Agreement, the Commercialization of the Product in the Territory, and are purely rights and obligations for which no consideration is payable.

ARTICLE 3

REGULATORY MATTERS

3.1	Regulatory Activities.

3.1.1.

Ferrer shall use Commercially Reasonable Efforts to obtain a Marketing Authorisation for the Initial Product, each Elected Additional Product and any New Presentation in each Country. Unless otherwise agreed, the Parties will use Commercially Reasonable Efforts through the JRC to prepare the MAA to file with the EMA for the Initial Product. Ferrer shall file such MAA as soon as possible after the transfer of the documents referred to under Section 2.6, but in no event later than [REDACTED: Term], and in Countries where Marketing Authorisations are not granted by the EMA, shall file the applicable MAA(s) within [REDACTED: Term] of the transfer of the documents referred to under Section 2.6. Ferrer shall also make Regulatory Filings for any Elected Additional Product and/or New Presentation in the Territory within [REDACTED: Term] of having available the documentation related to such Elected Additional Product and/or New Presentation in the possession of Theratechnologies or Thera Europe (subject to same conditions and exclusions as apply to documents as set out in Section 2.6). Ferrer shall be responsible for all Regulatory Activities related to the Initial Product, each Elected Additional Product and any New Presentation. Thera Europe will participate in and assist Ferrer with all Regulatory Filings with the EMA for the sole purpose of obtaining Marketing Authorisation for the Initial Product. Thera Europe will also assist Ferrer with any Regulatory Filing in Countries where Marketing Authorisation is not granted by the EMA with respect to the Initial Product, any Elected Additional Product and any New Presentation, if reasonably requested by Ferrer (except in respect of obtaining Pricing approval and reimbursement) Ferrer shall consult with and provide Thera Europe with an opportunity to review and comment on any proposed Regulatory Filing with respect to any Product or New Presentation reasonably in advance of its submission and to participate in any communication with the Regulatory Authority according to Section 3.5. For the avoidance of doubt, in Countries where the EMA may grant a Marketing Authorisation, Ferrer shall use the centralized authorization procedure (pursuant to the requirements of the EMA, as more fully defined in Regulation (EC) No. 726/2004 and Directive 2004/27/EC, as the same may be amended from time to time) for making all Regulatory Filings in respect of the Initial Product, any Elected Additional Product and/or New Presentation.

3.1.2.

Upon the Effective Date and during the Term, following the transfer of the documents referred to under Section 2.6 or upon availability of the required documentation to file for an MAA or other Marketing Authorization application for any Elected Additional Product and/or any New Presentation, Ferrer shall be responsible for all costs and expenses of all Regulatory Activities in each Country with respect to the Initial Product, each Elected Additional Product and any New Presentation.

3.2

Holder of Marketing Authorisations. Ferrer shall be the holder of the Marketing Authorisation of the Initial Product, each Elected Additional Product and any New Presentation in each Country under sublicense from Thera Europe. As holder of the Marketing Authorisation in each Country, Ferrer shall hold and maintain such Marketing Authorisation in each Country, at its sole cost and expense, and shall be solely liable and responsible for performing all obligations with respect thereto and for compliance with all Laws in connection therewith.

3.3	Option to Transfer Marketing Authorisations

3.3.1.

Thera Europe may at any time after the grant of the EU Marketing Authorisation require Ferrer upon written notice (“MA Transfer Notification”) to transfer all Marketing Authorisations to an Affiliate of Thera Europe (the “Thera Transferee”).

3.3.2.

Promptly after the MA Transfer Notification, and, subject to compliance with applicable Laws, each of the Parties will do, and/or procure that its appropriate Affiliate (as the case may be) does such acts within its power and sign such documents necessary to transfer, or effectively transfer, the Marketing Authorisations to the Thera Transferee(s) (such transfer referred to below as the “MA Transfer”), such that all relevant documents can be submitted to the Regulatory Authority within [REDACTED: Term] of the MA Transfer Notification. Furthermore if required by a Regulatory Authority, each of the Parties will do, and/or procure that its appropriate Affiliate (as the case may be) does such acts within its power and sign such documents necessary to vary a Marketing Authorisation in order to name Ferrer or its Affiliate as a distributor on such Marketing Authorisation.

3.3.3.

Ferrer shall pay all costs and expenses of Regulatory Activities payable in connection with the MA Transfer (including any official fees to be paid to the Regulatory Authorities). Ferrer shall pay [REDACTED: Percentage] of all costs and expenses of Regulatory Activities related to any Product and any New Presentation incurred after the MA Transfer. Thera Europe shall procure the payment of the remainder of such costs and expenses.

3.3.4.

For the avoidance of doubt, pending the MA Transfer (the “MA Transition Period”) Ferrer shall continue to perform the functions of the MA Holder of the EU Marketing Authorisation in accordance with applicable Laws. However subject to any applicable Laws, Ferrer shall, during the MA Transition Period, hold the Marketing Authorisations as nominee and trustee for and on behalf of the Thera Transferee and shall use its Commercially Reasonable Efforts to deal with the Marketing Authorisations as the Thera Transferee or Thera Europe may from time to time reasonably direct. During the MA Transition Period subject to the Thera Transferee’s or Thera Europe’s directions, Ferrer shall maintain the Marketing Authorisations in force and shall not do anything which it should reasonably know might render the Marketing Authorisations liable to be cancelled or revoked.

3.3.5.

During the MA Transition Period, Thera Europe shall procure that the Thera Transferee shall co-operate fully with Ferrer for the benefit of Ferrer in the performance of its relevant obligations as holder of the Marketing Authorisations. Theratechnologies and Ferrer shall each continue to comply with their respective obligations under the Pharmacovigilance Agreement.

3.3.6.

In the event that at MA Transfer Notification any Marketing Authorisation is the subject of any application to the Regulatory Authority for a variation, then the time periods in this Section 3.3 shall be deemed to run from the date such variation is approved or rejected by the Regulatory Authority and not from the MA Transfer Notification and such respective timetables shall run from the date of approval or rejection of such variation application by the Regulatory Authority.

3.3.7.

In the event of an MA Transfer, Thera Europe shall procure that the Thera Transferee shall assume all obligations as the MA Holder of the Marketing Authorisations under this Agreement and in accordance with applicable Laws, except as mentioned in Section 3.3.4 and as otherwise agreed to by the Parties in writing.

3.4

Right to Cross-Reference. Subject to obligations of confidentiality in ARTICLE 10, each of Ferrer and Thera Europe may consult with each other and each of them shall share its expertise and Know-How relating to or useful for Regulatory Filings to facilitate the preparation of any Regulatory Filing related to the Initial Product, each Elected Additional Product and any New Presentation. Ferrer hereby grants to Theratechnologies and Thera Europe (and, in the event of MA Transfer, the Thera Transferee) the right to access, cross-reference or use any portion of the Regulatory Filings or Marketing Authorisations for the Initial Product (a) to Commercialize, either themselves or through their Affiliates or any Third Party, (i) the Initial Product outside the Territory, and (ii) any Additional Product within or outside the Territory; (b) to conduct any Development activities within or outside the Territory, related to (i) any Product (including Clinical Trials, Phase IV Trials and New Presentations) and/or (ii) any Additional Product, and (c) to make and have made the Initial Product, any Elected Additional Product, and/or New Presentation in each case within or outside the Territory.

3.5

Communications with Regulatory Authorities. Except as may otherwise be set forth in this Agreement, the holder of the Marketing Authorisation for the time being (the “MA Holder”) shall be responsible for and act as the sole point of contact for communications with the Regulatory Authorities of each Country in connection with all Regulatory Activities; except to the extent another Party (the “Non-MA Holder”) is required under applicable Law to make any such communications. The MA Holder shall keep the Non-MA Holder fully informed of its contacts and communications (including written and material oral communications) with the Regulatory Authorities of each Country through the JCC. Upon the reasonable written request of the Non-MA Holder or as required by applicable Law, the MA Holder shall promptly provide copies to the Non-MA Holder of all such contacts and communications (or, if applicable, minutes of any such oral communication). The MA Holder shall be solely responsible for preparing and making all reports, submissions and responses to Regulatory Authorities concerning the Initial Product, any Elected Additional Product and any New Presentation, including price reporting with respect to any of the foregoing required by applicable Law, each in conformance with applicable Law. However at all times during which Ferrer is the MA Holder, in relation to any demand, request or material communication from a Regulatory Authority regarding the manufacture of a Product, Ferrer shall: (i) promptly and fully consult with Thera Europe; (ii) promptly supply Thera Europe with all the information and documents received from the Regulatory Authorities; (iii) obtain the prior written consent of Thera Europe for the submission to the Regulatory Authorities of information and documents in relation to manufacture of the Products; (iv) obtain the prior written consent of Thera Europe prior to the making of any agreement or concession or acceding to any such demand; and (v) to the extent possible under applicable Law and the requirements of the Regulatory Authorities and upon request from Thera Europe or the Thera Transferee, use all reasonable endeavours to procure that Thera Europe may participate in person and directly in any such dealings with the Regulatory Authorities (including without limitation meetings and telephone calls) to the extent they relate to manufacture of the Products. Without limitation to the foregoing, the MA Holder shall immediately inform the Non-MA Holder in the event that the MA Holder receives any notice from a Regulatory Authority relating to any finding of deficiency, finding of non-compliance, investigation, penalty for corrective or remedial action or of any other compliance or enforcement action related to a Product or any New Presentation. In relation to Section 3.3, it is acknowledged and agreed for the avoidance of doubt that Ferrer shall at all times have the responsibilities of the MA Holder of the EU Marketing Authorisation under this Section 3.5 save in the event of an MA Transfer in which case Ferrer’s responsibilities as the MA Holder of the EU Marketing Authorisation under this Section 3.5 shall cease on the date of the MA Transfer.

ARTICLE 4

DEVELOPMENT ACTIVITIES

4.1

Development. Theratechnologies shall have sole control over and decision-making authority with respect to any Development activity within or outside the Territory in connection with the Initial Product, any Additional Product, any Elected Additional Product and any New Presentation. Neither Ferrer nor Theratechnologies shall be under any obligation hereunder to pursue the Development of the Compound or any Additional Product. For the avoidance of doubt, the following activities will require the prior written consent of Theratechnologies and, where applicable, Thera Europe prior to be conducted by Ferrer: (i) any Clinical Trial for a Product or any New Presentation; (ii) any Phase IV Trial for a Product or any New Presentation; and (iii) any grant for the conduct of a study relating to a Product or any New Presentation. Prior to Ferrer agreeing to any request from a Regulatory Authority in a Country related to the conduct of Clinical Trials or Phase IV Trials (or maintenance of Long-Term Observational Studies), Theratechnologies shall be consulted and Theratechnologies and Ferrer shall use Commercially Reasonable Efforts to agree on the activities to be carried out in order to meet such request. Any Clinical Trial, Phase IV Trial or other Development activities approved by Theratechnologies or Thera Europe, as the case may be, may only be conducted in one or more Countries, as applicable and agreed by the Parties.

4.2

Presentation of Additional Product. Theratechnologies shall, at any time during the Term, present an Additional Product to Ferrer for determination by Ferrer as to whether such Additional Product should be included under this Agreement. Any such presentation shall be made to the JDC during a regularly scheduled Joint Development Committee meeting. Theratechnologies’ presentation shall include the items described under Section 4.7.6.

4.3

Review and Recommendation Process. After Theratechnologies presents an Additional Product for further Development to the Joint Development Committee pursuant to Section 4.2, the Joint Development Committee shall make a non-binding recommendation to each of Theratechnologies and Ferrer regarding whether such Additional Product should be developed under this Agreement. Such recommendation shall be contained in the final minutes to be issued within [REDACTED: Term] of such meeting.

4.4

Exercise of Additional Product Option. Within [REDACTED: Term] after the date of issuance of the final minutes of the JDC meeting pursuant to Section 4.3 (such period of time, with respect to each Additional Product, the “Additional Product Option Period”), provided the JDC recommendation is agreeable to Theratechnologies, Ferrer shall have the right to exercise its Additional Product Option with respect to the Additional Product referred to in such minutes by sending a written notice to Theratechnologies and Thera Europe during the Additional Product Option Period for such Additional Product. Theratechnologies, either itself or through any of its Affiliates or Third Party, shall have the right to conduct the Development of any Additional Product within and outside the Territory if Ferrer does not provide a written notice of exercise of its Additional Product Option within the Additional Product Option Period or provides a written notice advising that it does not wish to exercise its Additional Product Option. Thera Europe, either itself or through any of its Affiliates or Third Party, shall have the right to Commercialize any Additional Product within and outside the Territory if Ferrer does not provide a written notice of exercise of its Additional Product Option within the Additional Product Option Period or provides a written notice advising that it does not wish to exercise its Additional Product Option. If Ferrer sends a written notice to Theratechnologies and Thera Europe within the Additional Product Option Period confirming its interest in electing such Additional Product into an Elected Additional Product, Theratechnologies, Thera Europe and Ferrer shall have an exclusive negotiation period of [REDACTED: Term] from the date of receipt by Theratechnologies and Thera Europe of such written notice to negotiate and agree on the terms and conditions related to the Development and the Commercialization of the Additional Product. In connection with such negotiation, the Parties will take into consideration, among other things, the Development Costs incurred by Theratechnologies and the Transfer Price of such Additional Product. On the date on which the Parties agree on all of the terms and conditions related to the Development and Commercialization of an Additional Product, such Additional Product shall be referred to herein as an Elected Additional Product. If the Parties do not agree on the terms and conditions related to the Development and Commercialization of an Additional Product within such [REDACTED: Term], Ferrer shall no longer have any right with respect to such Additional Product and Theratechnologies and Thera Europe, either themselves or through their respective Affiliates, shall be free to Develop and Commercialize such Additional Product at their discretion within and outside the Territory. Notwithstanding the foregoing, if, within [REDACTED: Term] after Theratechnologies, Thera Europe and Ferrer failed to agree on the terms and conditions of the Development and Commercialization of an Additional Product, Theratechnologies and Thera Europe receive or obtain an offer from an arm’s length Third Party for the Development and Commercialization of such Additional Product which, on both of the issues of the Development Cost payment and Transfer Price, is higher than the last offer received by Theratechnologies and Thera Europe from Ferrer with respect to both of these issues during the aforementioned [REDACTED: Term], Theratechnologies and Thera Europe shall present such offer to Ferrer. Ferrer shall then have [REDACTED: Term] from the date of receipt of the offer to match the terms and conditions of such Third Party offer and elect the Additional Product as an Elected Additional Product under this Agreement. If Ferrer does not notify both Theratechnologies and Thera Europe within such [REDACTED: Term] that it elects such Additional Product as an Elected Additional Product under this Agreement pursuant to the same terms and conditions as those contained in the Third Party offer, Ferrer shall no longer have any right with respect to such Additional Product and Theratechnologies and Thera Europe, either themselves, through their respective Affiliates or through Third Parties, shall be free to Develop and Commercialize such Additional Product within and outside the Territory.

4.5

Information on the Development of Additional Products. During the Term, Theratechnologies shall inform Ferrer, subject to Theratechnologies’ obligations of confidentiality to Third Parties, on the status of the development of Additional Products and any New Presentation through the JDC.

4.6

Joint Regulatory Committee. Promptly following the Effective Date, Theratechnologies and Ferrer agree to establish a joint regulatory committee (the “Joint Regulatory Committee” or “JRC”). The JRC shall be responsible for discussing and overseeing the Regulatory Activities of the Initial Product until the Marketing Authorisation for the Initial Product from the EMA is obtained. The JRC may create sub-committees to expedite the discussions of certain matters. Upon the obtaining of the Marketing Authorisation from the EMA for the Initial Product, the JRC shall be disbanded and this Section 4.6 shall cease to apply.

4.6.1.

Membership. Each of Theratechnologies and Ferrer shall designate [REDACTED: Number] representatives drawn from the ranks of their respective senior management team on the JRC within [REDACTED: Term] after the Effective Date by giving written notice to the other Party. Each of Theratechnologies and Ferrer shall notify one another in writing of any change in its representatives to the JRC. An alternate representative of no less standing designated by a Party in advance of any JRC meeting may serve temporarily in the absence of a permanent representative of the JRC for such Party.

4.6.2.

JRC Chairperson. A representative from Ferrer shall be the chairperson of the JRC. The chairperson shall establish the agenda for all JRC meetings after consultation with a representative of Theratechnologies and shall send notice of such meetings, including the agenda therefor to all JRC representatives; provided that either Theratechnologies or Ferrer may request that specific items be included in the agenda and may request that additional meetings be scheduled as needed.

4.6.3.

Meetings. The first meeting of the JRC shall occur within [REDACTED: Term] of the Effective Date, and thereafter shall be held at least monthly by videoconference or teleconference. With the consent of Theratechnologies and Ferrer, the JRC meetings may be held in a form other than by videoconference or teleconference. The Party holding any JRC meeting shall appoint one Person (who need not be a representative of the JRC) to attend the meeting as a secretary. The secretary shall prepare, within [REDACTED: Term] after each meeting, the minutes reporting in reasonable detail the discussions held or actions taken by the JRC, issues requiring resolution and resolutions of previously reported issues. Such minutes shall be circulated to the representatives of the JRC promptly following the meeting for review, comment and approval. If no comments are received by the secretary from a Party within [REDACTED: Term] of the receipt of the minutes by a Party, they shall be deemed to be approved by such Party.

4.6.4.

Decision-Making. As a general principle, the JRC will operate by consensus with each Party collectively having one vote; provided, however, that at least [REDACTED: Number] representative for each of Theratechnologies and Ferrer must be present (whether in person or by telephone or videoconference) for a meeting of the Joint Regulatory Committee to take place and for any decision to be made. In the event that the JRC representatives do not reach consensus with respect to a matter that is within the purview of the JRC within [REDACTED: Term] after they have met and attempted to reach such consensus, the matter shall be referred for resolution to the Chief Executive Officer of Theratechnologies and the Chief Executive Officer of Ferrer for their consideration and agreement. If the executive officers of such Parties are unable to agree after negotiation in good faith, or either Party’s Chief Executive Officer does not participate, within [REDACTED: Term] of the submission of such matter to each Party’s Chief Executive Officer, then the matter, if purely scientific or operative, therefore with no material effect in the expected Regulatory Activities as previously agreed by the Parties, shall be resolved in accordance with Ferrer’s position. All decisions made pursuant to and in accordance with this Section 4.7.4 shall be final and binding on the Parties and shall not be subject to review pursuant to ARTICLE 15.

4.6.5.	Expenses. Each Party shall bear all expenses of its representatives related to its participation in the JRC.

4.7

Joint Development Committee. Promptly following the Effective Date, Theratechnologies and Ferrer agree to establish a joint development committee (the “Joint Development Committee” or “JDC”). The JDC shall be responsible for (i) overseeing the Development of any Additional Product and any New Presentation in the Territory, (ii) discussing any Regulatory Filing related to any Additional Product, any Product and any New Presentation in the Territory (except to the extent covered by the JRC) and (iii) making recommendations as to whether any Additional Product presented by Theratechnologies should be included under this Agreement. The JDC may create sub-committees to expedite the discussions of certain matters.

4.7.1.

Membership. Each of Theratechnologies and Ferrer shall designate [REDACTED: Number] representatives drawn from the ranks of their respective senior management team on the JDC within [REDACTED: Term] after the Effective Date by giving written notice to the other Party. Each of Theratechnologies and Ferrer shall notify one another in writing of any change in its representatives to the JDC. An alternate representative of no less standing designated by a Party in advance of any JDC meeting may serve temporarily in the absence of a permanent representative of the JDC for such Party.

4.7.2.

JDC Chairperson. A representative from Theratechnologies shall be the chairperson of the JDC. The chairperson shall establish the agenda for all JDC meetings after consultation with a representative of Ferrer and shall send notice of such meetings, including the agenda therefor to all JDC representatives; provided that either Theratechnologies or Ferrer may request that specific items be included in the agenda and may request that additional meetings be scheduled as needed.

4.7.3.

Meetings. The first meeting of the JDC shall occur within [REDACTED: Term] of the Effective Date, and thereafter shall be held at least once each Calendar Quarter by videoconference or teleconference. With the consent of Theratechnologies and Ferrer, the JDC meetings may be held in a form other than by videoconference or teleconference. The Party holding any JDC meeting shall appoint one Person (who need not be a representative of the JDC) to attend the meeting as a secretary. The secretary shall prepare, within [REDACTED: Term] after each meeting, the minutes reporting in reasonable detail the discussions held or actions taken by the JDC, issues requiring resolution and resolutions of previously reported issues. Such minutes shall be circulated to the representatives of the JDC promptly following the meeting for review, comment and approval. If no comments are received by the secretary from a Party within [REDACTED: Term] of the receipt of the minutes by a Party, they shall be deemed to be approved by such Party.

4.7.4.

Decision-Making. As a general principle, the JDC will operate by consensus with each Party collectively having one vote; provided, however, that at least [REDACTED: Number] representative for each of Theratechnologies and Ferrer must be present (whether in person or by telephone or videoconference) for a meeting of the Joint Development Committee to take place and for any decision to be made. In the event that the JDC representatives do not reach consensus with respect to a matter that is within the purview of the JDC within [REDACTED: Term] after they have met and attempted to reach such consensus, the matter shall be referred for resolution to the Chief Executive Officer of Theratechnologies and the Chief Executive Officer of Ferrer for their consideration and agreement. If the executive officers of such Parties are unable to agree after negotiation in good faith, or either Party’s Chief Executive Officer does not participate, within [REDACTED: Term] of the submission of such matter to each Party’s Chief Executive Officer, then the matter, if purely scientific or operative, therefore with no material effect in the expected Development or Regulatory Activities as previously agreed by the Parties, shall be resolved in accordance with Theratechnologies’ position. All decisions made pursuant to and in accordance with this Section 4.7.4 shall be final and binding on the Parties and shall not be subject to review pursuant to ARTICLE 15. However, all issues related to an Elected Additional Product shall be settled in accordance with the terms and conditions related to the Development and the Commercialization of the Additional Product which may be entered into by the Parties under Section 4.4 hereof.

4.7.5.	Expenses. Each Party shall bear all expenses of its representatives related to its participation in the Joint Development Committee.

4.7.6.

Development of Additional Products. In connection with the role of the JDC to oversee the Development of Additional Products, Theratechnologies and Ferrer agree to cooperate and share responsibilities on the gathering of all relevant information for Theratechnologies to make a presentation to Ferrer pursuant to Section 4.2. All out-of-pocket costs and expenses related to the services of agreed upon Third Parties retained by a Party to gather such information shall be shared on a [REDACTED: Percentage] basis. Theratechnologies and Ferrer agree that the following elements shall form part of the presentation of an Additional Product pursuant to Section 4.2: [REDACTED: List of elements].

ARTICLE 5

COMMERCIALIZATION

5.1

General Obligations. With respect to each Product, individually and in the aggregate, Ferrer shall use Commercially Reasonable Efforts to Commercialize each such Product in each Country. Notwithstanding the foregoing, with respect to each Product, the First Commercial Sale of a Product in a Country shall occur within [REDACTED: Term] of the date on which the Marketing Authorisation for such Product is obtained in such Country, subject to Thera Europe being able to fulfil its obligations of supply as per ARTICLE 6.

5.2

Commercialization Plan. During the Term, Ferrer shall formulate all major aspects of the Commercialization of each Product in consultation with Thera Europe. In particular, without limitation, Ferrer shall use its Commercially Reasonable Efforts to create maximum sales for each Product in the Territory, and to satisfy such sales therefor, using a dedicated Sales Force of a scale appropriate for the Product in the Territory and incurring promotion marketing and sales expenses to create maximum sales therefor being no less than those expenses that would ordinarily be allocated by Ferrer for a new product proprietary to it, being in a specialty market and having comparable market potential to the Product. Ferrer shall provide Thera Europe with a copy, in advance, of its annual marketing plan with respect to each Product (“Commercialization Plan”) and update Thera Europe with respect to any development thereto on a regular basis and at a minimum at each JCC meeting. The Commercialization Plan shall include [REDACTED: List of elements] for a [REDACTED: Term] period. Ferrer will consider Thera Europe’s comments on the Commercialization Plan with respect to each Product in each Country, but all decisions with respect to the Commercialization of each Product shall rest solely with Ferrer. Ferrer shall provide Thera Europe with such information as Thera Europe may request regarding the Commercialization of the Product at any time during the Term. Ferrer shall be solely responsible for all of the Commercialization costs and expenses and all of the promotional and marketing costs and expenses with respect to each Product in each Country.

5.3

Joint Commercialization Committee. Promptly following the Effective Date, the Parties agree to establish a joint commercialization committee (the “Joint Commercialization Committee” or “JCC”). The JCC’s role shall be to discuss and review: [REDACTED: List of discussion and review items].

5.3.1.

Membership. Each of Thera Europe and Ferrer shall designate [REDACTED: Number] representatives drawn from the ranks of their senior management team on the JCC within [REDACTED: Term] after the Effective Date by giving written notice to the other Party. Thera Europe and Ferrer shall notify one another in writing of any change in their respective representatives to the JCC. An alternate representative of no less standing designated by Thera Europe and Ferrer in advance of any JCC meeting may serve temporarily in the absence of a permanent representative of the JCC for such Party.

5.3.2.

JCC Chairperson. A representative from Ferrer shall be the chairperson of the JCC. The chairperson shall establish the agenda for all JCC meetings after consultation with a representative of Thera Europe and shall send notice of such meetings, including the agenda therefore to all JCC representatives; provided that either Thera Europe or Ferrer may request that specific items be included in the agenda and may request that additional meetings be scheduled as needed.

5.3.3.

Meetings. The first meeting of the JCC shall occur within [REDACTED: Term] of the Effective Date, and thereafter shall be held at least every Calendar Quarter by videoconference or teleconference. With the consent of Thera Europe and Ferrer, the JCC meetings may be held in a form other than by videoconference or teleconference. The Party holding any JCC meeting shall appoint one person (who need not be a representative of the JCC) to attend the meeting as a secretary. The secretary shall prepare, within [REDACTED: Term] after each meeting, the minutes reporting in reasonable detail the discussions held or actions taken by the JCC, issues requiring resolution and resolutions of previously reported issues. Such minutes shall be circulated to the representatives of the JCC promptly following the meeting for review, comment and approval. If no comments are received by the secretary from a Party within [REDACTED: Term] of the receipt of the minutes by a Party, they shall be deemed to be approved by such Party.

5.3.4.	Decision Making. While the JCC shall advise the Parties on those matters delegated to it, the JCC shall have no decision-making authority.

5.3.5.	Expenses. Each of Thera Europe and Ferrer shall bear all expenses of its representatives related to their participation in the Joint Commercialization Committee.

5.4

New Presentation. At any time during the Term, Thera Europe shall have the right to introduce any New Presentation for Commercialization by Ferrer. Upon such New Presentation having obtained Marketing Authorisation in a Country, Thera Europe will continue to supply the applicable Product to Ferrer for sale in such Country under the then existing presentation for a period of [REDACTED: Term]. Ferrer shall have the right to continue selling a Product in such Country under the then existing presentation until depletion of its inventory. Upon introduction of any New Presentation and the expiry of the aforementioned [REDACTED: Term] period, Ferrer acknowledges that Thera Europe will have no further obligation to supply such Product in its previous presentation, nor shall Thera Europe nor Theratechnologies have any obligation to buy back such Product in its previous presentation, nor any rights thereto, nor any unsold stock.

5.5

Sales Detailing. With respect to each Product, Ferrer hereby agrees and shall ensure that the Sales Force covering any Product shall Detail such Product in each Country as [REDACTED: Detailing obligations] after the First Commercial Sale of such Product and as [REDACTED: Detailing obligations]. Ferrer will maintain a Sales Force for each Product [REDACTED: Detailing obligations] after the First Commercial Sale of each Product. In addition, Ferrer shall ensure that [REDACTED: Detailing obligations] after the First Commercial Sale of each Product.

5.6

Product Packaging, Product Labels and Inserts. Ferrer shall be responsible for packaging the Product, either directly or through a Third Party pursuant to Section 2.4, in accordance with all applicable Laws. Thera Europe shall provide its proposed layout for the packaging and Product Labels for all Products. Ferrer shall notify Thera Europe if the proposed layout is not in compliance with the applicable Laws of each Country and Ferrer shall make the adjustments to the proposed layout and shall bear the cost of those adjustments. Ferrer shall have the right to require a different layout for the packaging of a Product despite the fact that Thera Europe’s packaging complies with applicable Laws; provided that (i) the proposed different layout complies with applicable Laws and with the terms and conditions of this Agreement, including the Global Brand Book, (ii) the proposed layout is received in sufficient time to enable Thera Europe to review and approve such proposed layout and proceed with the changes with its suppliers of materials, and (iii) Ferrer bears all of the cost and expense related to such changes. For the avoidance of doubt, the Transfer Price is based on the current layout used in other countries and any change in such layout could result in a Transfer Price increase, provided Thera Europe has informed and provided Ferrer with documentary evidence of this Transfer Price increase and Ferrer has accepted it in writing. Should Ferrer not accept the Transfer Price increase, Thera Europe shall have no obligation to supply the Product with such different layout. Ferrer shall be responsible, at its cost and expense, for the Regulatory Activities relating to the packaging, Product Labels and Inserts for all Products in each Country, including the translation into the appropriate language(s) of all prescribed writing on the packaging, Product Labels and Inserts, and (subject to Section 3.3) for making all Regulatory Filings and taking all actions that may be required by any Regulatory Authority in the event that any change is made to the packaging and/or Product Labels and/or Inserts.

5.7

Product Pricing and Rebates. Ferrer shall be and remain free to sell the Products at whatever prices it sees fit at its own discretion, without any reference to Thera Europe. Once such decisions have been made by Ferrer, it shall provide Thera Europe with the Regulated Sales Price list for all Products in each Country upon its knowledge thereof. Ferrer shall be solely responsible for complying with pricing requirements with respect to each Product in each Country under applicable Laws and all related reporting.

5.8

Promotional Materials. Ferrer shall be responsible for developing and producing the Promotional Materials hereunder in compliance with all applicable Laws and the Global Brand Book. All Promotional Materials shall be the property of Ferrer.

5.9

Statements about the Products. Ferrer shall ensure that the Sales Representatives comply with all applicable Laws in connection with the sale and promotion of the Products, including statements as to efficacy and safety of the Products.

5.10

No Sale Outside the Territory. Ferrer shall not Commercialize the Products, including delivery thereof, outside the Territory and shall refer to Theratechnologies any order or inquiry made from outside of the Territory.

5.11

Meeting with Commercial Partners. Without prejudice to Section 5.13, Ferrer will be invited to participate in general meetings that Theratechnologies or any of its Affiliates may organize from time to time during the Term with Persons having the right to Commercialize a Product outside each Country.

5.12

Trade Shows and International Conferences. Ferrer shall have the right to attend trade shows, international conferences and other commercial venues outside of the Territory for the purposes of Commercializing a Product to customers residing within the Territory. Notwithstanding the foregoing, Ferrer shall not have the right to attend or participate to any such trade shows, international conferences and other commercial venues held in the United States of America, including its territories and possessions thereof, for the purposes of Commercializing any Product, unless the prior written consent of Thera Europe is obtained.

5.13

Joint Global Strategy Committee. Thera Europe may elect at its sole discretion to establish a global commercial strategy committee (the “Joint Global Strategy Committee” or “JGSC”) with respect to its business in the Product around the world. When and if such JGSC is formed, Ferrer will (without prejudice to Section 5.11) be invited to become a member of such team, along with Thera Europe and other commercial partners of its Affiliates elsewhere in the world. The purpose of the JGSC is, to the extent permitted under applicable Laws in the Territory and the other relevant parts of the world, to oversee, review and coordinate the international strategies for the commercialization and marketing of the Product taking into account country and/or regional specificities and Laws.

As between the Parties, the respective rights and obligations in relation to the operation of the JGSC shall be discussed and agreed in good faith.

5.14

Co-Promotion. Thera Europe or any of its Affiliates shall have the exclusive option, exercisable at any time after an applicable Marketing Authorisation of the Initial Product is obtained, to co-promote with Ferrer (or, if applicable, its approved Affiliates, sublicensees or distributors) a Product in one or more Countries (the “Co-Promoted Product”). If Thera Europe desires to exercise its option with respect to the Co-Promoted Product in the UK, France and/or Germany, Thera Europe shall notify Ferrer in writing at least [REDACTED: Term] prior to the date on which it intends to begin such co-promotion of the Co-Promoted Product and Ferrer agrees that upon the expiry of such time period the licenses granted hereunder shall become sole to the extent necessary to allow Thera Europe to so co-promote the Co-Promoted Product during the Co-Promotion Period (as hereinafter defined) in such Countries. In any Country other than the UK, France and/or Germany (where the UK, France and Germany shall be the “Excluded Countries”) in which Thera Europe desires to exercise its option to co-promote a Co-Promoted Product, Thera Europe shall notify Ferrer in writing at least [REDACTED: Term] prior to the date on which it intends to begin the co-promotion of the Co-Promoted Product in such Country other than the Excluded Countries and with such notice shall provide its proposed co-promotion strategy therein. In any Country other than an Excluded Country, the Parties will use Commercially Reasonable Efforts to finalise a co-promotion strategy within such [REDACTED: Term] period prior to the date on which Thera Europe intends to begin the co-promotion of the Co-Promoted Product in such Country. Ferrer agrees that upon the expiry of such [REDACTED: Term] period and during the Co-Promotion Period (as hereinafter defined) in any Country the licenses granted hereunder shall become sole to the extent necessary to allow Thera Europe to so co-promote the Co-Promoted Product in such Country. The foregoing option to co-promote in a Country or any of them may be exercised more than once throughout the Term (with each period during which Thera Europe is co-promoting the Co-Promoted Product in a Country being referred to as a “Co-Promotion Period”) provided that Thera Europe shall notify Ferrer in writing at least [REDACTED: Term] prior to the date on which it either intends to begin the co-promotion of the Co-Promoted Product or [REDACTED: Term] written notice to Ferrer to cease the same. During a Co-Promotion Period, Ferrer will book all sales of the Co-Promoted Product whether promoted by Ferrer or Thera Europe, and all such sales of the Co-Promoted Product shall be included for purposes of computing the Net Selling Price hereunder. All costs and expenses incurred by Thera Europe during a Co-Promotion Period in connection with the co-promotion activities for the Co-Promoted Product (including, but not limited to, employee costs and marketing expenses), together with any incremental expenses incurred by Ferrer as a result of Thera Europe’s co-promotion activities (provided these expenses have been identified by the CPC ahead of time and agreed in writing by Thera Europe), shall be the sole responsibility of Thera Europe, except that Ferrer shall reimburse Thera Europe for those costs and expenses that would have otherwise been paid by Ferrer according to Ferrer’s latest Commercialization Plan submitted to Thera Europe under Section 5.2 (i.e., all costs and expenses that customarily would be incurred by Ferrer in connection with the promotion and detailing of, or otherwise in connection with a sales force for, a pharmaceutical product in the ordinary course of Ferrer’s business). Notwithstanding the above, the Parties acknowledge that Ferrer shall have no obligation to amend the Commercialization Plan (except pursuant to Section 5.2) and that Thera Europe’s Commercialization efforts are independent of those of Ferrer hereunder. During a Co-Promotion Period, Thera Europe or any of its Affiliates will be involved in the decision-making process related to all aspects of the co-promotion of the Co-Promoted Product through a co-promotion committee (the “Co-Promotion Committee” or “CPC”). As a general principle, the CPC will operate by consensus with each Party collectively having one vote; provided, however, that at least [REDACTED: Number] representative for each of Thera Europe and Ferrer must be present (whether in person or by telephone or videoconference) for a meeting of the CPC to take place and for any decision to be made. The CPC will be comprised of [REDACTED: Number] representatives from Thera Europe or any Affiliates thereof and [REDACTED: Number] representatives from Ferrer. In the event that the CPC representatives do not reach consensus with respect to a matter that is within the purview of the CPC (each within [REDACTED: Term] after they have met and attempted to reach such consensus, the matter shall be referred for resolution to the Chief Executive Officer of Thera Europe and the Chief Executive Officer of Ferrer for their consideration and agreement. If the executive officers of such Parties are unable to agree after negotiation in good faith, or either Party’s Chief Executive Officer does not participate, within [REDACTED: Term] of the submission of such matter to each Party’s Chief Executive Officer, then the matter shall be subject to review pursuant to ARTICLE 15.

ARTICLE 6

SUPPLY OF THE PRODUCTS

6.1

Supply. Subject to the terms and conditions of this Agreement, Thera Europe will exclusively supply the Product to Ferrer in the Territory and Ferrer shall exclusively purchase the Product from Thera Europe. The Initial Product supplied by Thera Europe will comply with the Commercial Presentation and Product Specifications and shall have at the time of delivery pursuant to Section 6.7.1 a remaining shelf life equivalent to at least [REDACTED: Percentage] of the approved shelf life as set out in the Marketing Authorisation. In the event that Ferrer requires modifications to the Commercial Presentation of a Product, whether because of a requirement communicated by the EMA or any other Regulatory Authority, or otherwise, Ferrer shall advise Thera Europe of the proposed modifications to be made and Ferrer shall bear the cost of those modifications and any increase to the Transfer Price; provided Thera Europe has informed and provided Ferrer with documentary evidence of this Transfer Price increase and Ferrer has accepted it in writing. Ferrer acknowledges that any modification to the Commercial Presentation or Product Specifications of a

Product may result in longer delivery time. Should Ferrer not agree to bear such costs and/or accept the Transfer Price increase and/or incur longer delivery time, Thera Europe shall have no obligation to supply a Product with such modifications and shall not be deemed to be in breach of any obligation to comply with applicable Laws.

6.2	Price and Payment.

6.2.1.

Transfer Price. With respect to each Country, Ferrer shall purchase the Initial Product supplied in accordance with Section 6.1 from Thera Europe at a transfer price equal to [REDACTED: Cost]. Thera Europe agrees to discuss with Ferrer the Transfer Price in the event that new pricing laws or regulation or other laws or regulation having a direct effect on the Regulated Sales Price are enacted and come into effect in the Territory. The preceding sentence shall not be construed as a representation or warranty by Thera Europe that the Transfer Price will be modified and any decision regarding the modification of the Transfer Price hereunder shall rest solely with Thera Europe. The USD equivalent of the Regulated Sales Price shall be determined on the date such Regulated Sales Price is published based on the currency conversion rate published by Bloomberg on the date prior to the date the Regulated Sale Price is approved and published.

6.2.2.

Invoicing and Payment. Thera Europe shall submit invoices to Ferrer for purchased Product promptly after the release to Ferrer of the quantity of lots of Product ordered. Ferrer shall pay Thera Europe for each lot of Product the amount invoiced within [REDACTED: Term].

6.2.3.

Net Selling Price and Adjustments. [REDACTED: Term] the initiation of the Commercialization of the Product in the Territory and [REDACTED: Term] before the end of each Calendar Year thereafter, Ferrer shall provide Thera Europe with a sales forecast on a Product-by-Product and Country-by-Country basis for the immediately following Calendar Year, including Ferrer’s estimated Net Selling Price on a Product-by-Product and Country-by-Country basis. Based on such information, Ferrer and Thera Europe shall agree on a Transfer Price to be applicable for invoicing by Thera Europe pursuant to any Purchase Order issued during the immediately following Calendar Year. Within [REDACTED: Term] after the end of [REDACTED: Term] in such Calendar Year, Ferrer shall deliver to Thera Europe a report certified by Ferrer’s controller setting forth in reasonable detail all relevant information in order to allow any required adjustments as per Section 6.2.1, and any such required adjustments shall be invoiced separately. Ferrer shall maintain complete and accurate books and records that enable Thera Europe to verify the calculations. To the extent that such amounts are calculated in currencies other than USD, such amounts shall be converted from such other currency by applying an average on the currency rate published by Bloomberg for each Country from the [REDACTED: Term] of applying the agreed Transfer Price for the corresponding [REDACTED: Term]. Such average of currency rate shall be applied to any invoice made during the given [REDACTED: Term] period to make the corresponding adjustments. This Section is without prejudice to Section 5.7.

6.3

Right of Thera Europe to Cease Supply. Without limiting any of the rights Thera Europe has under this Agreement, Thera Europe shall have the right to cease the supply of the Product on a Country-by-Country basis if: (i) any Regulatory Authority of a Country alleges that the manufacturing or Commercialization of the Product, including any New Presentation, violates any applicable Laws; (ii) Ferrer is in breach of this Agreement and Thera Europe sent a notice of breach in accordance with Section 14.2 until Ferrer cures such breach to Thera Europe’s satisfaction; (iii) the Product is subject to a recall and the issues relating to such recall have not been solved at the entire satisfaction of Thera Europe; or (iv) there exists a force majeure as referred to under Section 16.6. If Thera Europe ceases to supply the Product to Ferrer under any of the foregoing circumstances, Thera Europe will not be in breach of this Agreement.

6.4	Forecasts.

6.4.1.

Pre-Marketing Authorisation Forecasts. Concurrently with the filing of a MAA or other Marketing Authorization application for the Product in a Country with the Regulatory Authority of such Country and until Marketing Authorisation for the Product in a Country is obtained, Ferrer shall provide Thera Europe with a non-binding written forecast of its anticipated Product supply requirements for the upcoming [REDACTED: Term] (the “Non-Binding Forecast”) on a Country-by-Country basis. The Non-Binding Forecast shall be updated [REDACTED: Term] for each Country until Marketing Authorisation for the Product in such Country is obtained.

6.4.2.

Forecasts. [REDACTED: Term] prior to the anticipated date of the first delivery of the Product in a Country, Ferrer shall provide Thera Europe with a forecast of its anticipated Product supply requirements in the Territory for the upcoming [REDACTED: Term] (the “Forecast”). Notwithstanding the foregoing, the Forecast shall supersede the Non-Binding Forecast and shall be updated [REDACTED: Term] and be provided to Thera Europe by the [REDACTED: Term] (the “Rolling Forecast”). The Binding Period (as defined in Section 6.5.1) of the Forecast and each Rolling Forecast may not be amended through the Rolling Forecasts and the Product supply requirements of [REDACTED: Term] of each Binding Period of each Rolling Forecast may [REDACTED: Percentage threshold] of [REDACTED: Term] of the last Binding Period included in the Forecast or Rolling Forecast. The Forecast and each Rolling Forecast shall provide delivery dates for each Binding Period, in addition to quantity and purchase order specifics for the Binding Period and the Open Period (as defined in Section 6.4.2). In the event that a Rolling Forecast is not delivered on the [REDACTED: Term] in accordance with this Section 6.4.2, the [REDACTED: Term] of the last Rolling Forecast will be used to determine the anticipated Product supply requirements of [REDACTED: Term] of the next Rolling Forecast.

6.4.3.

Capacity. Thera Europe will supply Ferrer’s needs of a Product pursuant to the Rolling Forecast. With respect to any Purchase Orders placed by Ferrer in excess of any Rolling Forecasts, while Thera Europe will use Commercially Reasonable Efforts to meet such excess requirements, it shall have no obligation whatsoever to supply such excess, and failure to do so shall be deemed not to be a breach of this Agreement.

6.5	Order Procedures.

6.5.1.

Binding Period. Product quantities forecasted for the [REDACTED: Term] of the Forecast and each Rolling Forecast (the “Binding Period”) will be binding orders and as such Ferrer and Thera Europe will be committed to the same. Thera Europe will use Commercially Reasonable Efforts to negotiate with its suppliers to reduce the lead time required to manufacture a Product. Thera Europe makes no representation or warranty hereunder in respect of any such reduction. If requested by a Party, Thera Europe and Ferrer shall use Commercially Reasonable Efforts to negotiate any change in the quantity and/or delivery date in any Binding Period; provided that (i) if Ferrer reduces its supply requirements for the Product in a Binding Period, Ferrer shall nonetheless purchase the Product and take possession thereof or otherwise direct its disposal or storage and shall pay Thera Europe the Transfer Price for the Product together with any other cost that Thera Europe may charge for disposal or storage; and (ii) if Thera Europe agrees to supply an additional quantity of the Product in a Binding Period, Ferrer, in addition to the Transfer Price, shall reimburse Thera Europe for any incremental costs incurred by Thera Europe in this regard, provided such incremental costs have been communicated prior to being incurred and Ferrer accepted such incremental costs in writing.

6.5.2.

Open Period. Product quantities forecasted in the Forecast and each Rolling Forecast for the [REDACTED: Term] following a Binding Period (the “Open Period”) will not be binding and the Parties will not be committed to the same. Thera Europe and Ferrer acknowledge and agree that the requirements specified in an Open Period are for the purposes of Thera Europe’s planning only.

6.6	Purchase Orders.

6.6.1.

General. Ferrer shall deliver to Thera Europe purchase orders (each a “Purchase Order”) for the aggregate quantity of vials of Product in each Binding Period. Each Purchase Order shall specify the number of vials of Product ordered and the requested delivery date. The requested delivery date shall be the same as the date indicated in the Forecast and each Rolling Forecast. Ferrer shall purchase a minimum of a standard batch of the Product with each Purchase Order. Notwithstanding the above, Ferrer may order quantities that may be a fraction of a standard batch of the Product, and in such case, Thera

Europe shall inform Ferrer of the additional supply cost this may represent, if any, and if accepted by Ferrer, Thera Europe will supply such Purchase Order at the agreed price. Moreover, Thera Europe shall use Commercially Reasonable Efforts to try to avoid such increase in the supply price of Purchase Orders below the size of the standard batch by including Ferrer’s request in manufacturing planning for other territories, other than the Territory. Purchase Orders delivered to Thera Europe in connection with the Forecast shall be delivered at [REDACTED: Term] in advance of the requested delivery date and Purchase Orders delivered to Thera Europe in connection with any Rolling Forecast shall be delivered at [REDACTED: Term] in advance of the requested delivery date. Thera Europe shall not be liable for late delivery of vials of Product if Purchaser Orders are not delivered within the aforementioned periods.

6.6.2.

Standard Forms. In ordering and delivering the Product pursuant hereto, Ferrer and Thera Europe may use their standard forms, but nothing in those forms shall be construed to modify, amend or supplement the terms of this Agreement and, in case of any conflict between those forms and this Agreement, the terms of this Agreement shall prevail.

6.7	Delivery and Title.

6.7.1.

Delivery of Product. Delivery of the Product shall be [REDACTED: Delivery terms]. The delivery of the Product shall be made at Ferrer’s sole cost and expense and Ferrer shall be liable for any and all transportation charges, including without limitation freight, customs, duties and taxes levied in connection with the shipment of the Product. Thera Europe will provide reasonable assistance to Ferrer in making arrangements for transportation of the Product. All obligations (including payment) to the carrier shall be borne by Ferrer directly.

6.7.2.

Transfer of Title and Risk of Loss. Risk and title in the Products supplied by Thera Europe shall pass to Ferrer upon release of the Product to Ferrer. Except if caused by Thera Europe’s gross negligence, Thera Europe shall not be liable to Ferrer for the costs of loss of any kind arising out of or in relation to damage to or loss of the Product, however caused, which occurs after risk of loss for any Product passes to Ferrer, nor shall any liability of Ferrer to Thera Europe under this Agreement be reduced or extinguished by reason of such loss or damage. For greater certainty, Ferrer shall be liable for all costs and risks of loss while the Product is in transit.

6.7.3.

Product Release. Product release will occur at the time Thera Europe or a Third Party designated by Thera Europe issues a certificate of analysis to Ferrer, the form and content of which are to be agreed upon by the Parties. Such certificate of analysis will confirm that the Product complies with the Product Specifications. Ferrer shall be responsible for the release of the final labelled and packaged Product.

6.8

Minimum Purchase Requirements. Starting on the [REDACTED: Term] of the applicable Marketing Authorisation, Ferrer agrees to purchase from Thera Europe a minimum number of vials of the Product over a Calendar Year (the “Minimum Purchase Requirements”). The Minimum Purchase Requirements shall be as set forth in Schedule 6.8. Should a Marketing Authorisation be obtained during a Calendar Year, the Minimum Purchase Requirements shall be pro-rated for the remainder of that Calendar Year taking account the number of days remaining in such Calendar Year.

ARTICLE 7

ADVERSE EVENTS; RECALLS

7.1	MA Transfer. This Section 7 is subject to Section 3.3.

7.2

Notification. Ferrer shall notify the appropriate Regulatory Authority in accordance with applicable Laws and, on a Calendar Quarter basis, notify Thera Europe after receipt of information with respect to any Adverse Event during such Calendar Quarter attributable to the use or application of a Product in a Country; provided that Ferrer shall promptly notify Thera Europe of all Serious Adverse Events (but in no event later than contemporaneously with the notice that Ferrer provides to the appropriate Regulatory Authority) attributable to the use or application of a Product in a Country. Theratechnologies or any Affiliate thereof shall notify the appropriate Regulatory Authority in accordance with applicable Laws and, on a Calendar Quarter basis, notify Ferrer promptly after receipt of information with respect to any Adverse Event during such Calendar Quarter attributable to the use or application of any Product outside any Country. After Marketing Authorisation for a Product, Ferrer shall be responsible for any follow-up activities and all tracking, trending and signal detection for such Product in each Country, and Theratechnologies or any Affiliate thereof shall be responsible for any follow-up activities and all tracking, trending and signal detection for any Product outside of the Countries.

7.3

Reporting. Ferrer shall be responsible for preparing, processing, assessing, and submitting aggregate and periodic reports and expedited fifteen (15) day/seven (7) day Adverse Event reports for each Country as required by Regulatory Authorities. Theratechnologies or any Affiliate thereof shall be responsible for preparing, processing, assessing, and submitting aggregate and periodic reports and expedited fifteen (15) day/seven (7) day Adverse Event reports as required by Regulatory Authorities for Products outside the Territory. At a Party’s request and expense, the other Party(ies) shall reasonably cooperate with the requesting Party in connection with the requesting Party’s reporting responsibilities under this Section 7.3. Subject to obligations of confidentiality of each Party vis-à-vis Third Parties, the Parties shall share pharmacovigilance information and shall make available to the others the corresponding periodic reports, if so requested.

7.4	Pharmacovigilance. Ferrer shall adopt a pharmacovigilance program that complies with all Laws of the Countries where a Product is Commercialized. The system and process of the pharmacovigilance program shall be compatible with Theratechnologies’ or any of its designated Affiliates’ system. To the extent Ferrer already has such a program in place, Ferrer shall ensure that such program is compatible with Theratechnologies’ or any of its designated Affiliates’ program and Ferrer agrees to amend its program to allow such compatibility. Theratechnologies and Ferrer agree to enter into a pharmacovigilance agreement (the “Pharmacovigilance Agreement”) within [REDACTED: Term] from the Effective Date.

7.5

Literature Reports. Ferrer shall be responsible for screening published scientific and medical literature for individual case safety reports related to the Products in the Territory. Theratechnologies or any of its Affiliates shall be responsible for screening published scientific and medical literature for individual case safety reports related to the Products outside the Territory.

7.6	Recalls.

7.6.1.

Ferrer shall administer all recalls or market withdrawals of the Products in each Country in accordance with applicable Laws and Ferrer’s standard operating procedures used in connection with any recalls or withdrawals of Ferrer products; provided that Ferrer shall consult with Thera Europe prior to the commencement of any recall or market withdrawal and, in any event, shall promptly notify Thera Europe if Ferrer commences any such recall or market withdrawal. The costs and expenses associated with such recalls or market withdrawals shall be allocated in accordance with Section 7.6.3.

7.6.2.

Each Party shall promptly (but in any case, not later than [REDACTED: Term] (or earlier if required under applicable Law)) notify the other in writing of any order, request or directive of a court or other Regulatory Authority to recall or market withdraw the Products of which such Party has notice of or is otherwise aware.

7.6.3.

The costs and expenses associated with recalls (whether or not in connection with a market withdrawal) allocated to the Parties hereunder shall include only the direct costs of administering such recall or market withdrawal (including the replacement costs for the recalled Product). Subject to ARTICLE 13, such costs and expenses shall be allocated as follows:

(a)	in the event such recall or market withdrawal is due to acts or omissions of Ferrer, its Affiliates, or Permitted Sublicensees, Ferrer shall pay all costs and expenses related thereto;

(b)

in the event such recall or market withdrawal is due to acts or omissions of Thera Europe, to manufacturing defects of a Product or to inherent characteristics of a Product, Thera Europe shall pay all costs and expenses related thereto; and

(c)	if a recall not covered by Section 7.6.3(a) or Section 7.6.3(b) is initiated by Ferrer in accordance with Section 7.6.1, then the costs and expenses of such recall shall [REDACTED: Cost].

ARTICLE 8

PAYMENT AND AUDITING

8.1

Mode of Payment; Currency; and Invoicing. Any payments made by Ferrer to Thera Europe under this Agreement shall be made in USD by electronic transfer in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at Ferrer’s election, of immediately available funds in the requisite amount to such bank account as Thera Europe may from time to time designate by written notice to Ferrer at least [REDACTED: Term] before the payment is due. The Parties may vary the method of payment set forth herein at any time upon mutual agreement, and any change shall be consistent with the local Law at the place of payment or remittance. Notwithstanding anything contained in this Agreement, all payments made by Ferrer to Thera Europe pursuant to this Agreement shall be irrevocable, non-cancellable, non-creditable and non-refundable (except if such payments were made as a result of a clerical or bona fide error) and no payment shall be subject to any right of set-off or other deduction in favour of Ferrer pursuant to this Agreement.

8.2	Interest. All late payments under this Agreement shall bear interest from the date due until paid at a rate equal to [REDACTED: Interest Rate].

8.3	Audit Rights.

8.3.1.

During the Term and for up to [REDACTED: Term] following an obligation for a Party to make a payment under this Agreement, upon the written request of a Party (the “Requesting Party”), and [REDACTED: Term] in each Calendar Year, the other Parties shall permit, and shall cause their Affiliates or Permitted Sublicensees to permit, an independent certified public accounting firm of nationally or internationally recognized standing selected by the Requesting Party, and reasonably acceptable to the other Parties, to have access to and to review, during normal business hours upon reasonable prior written notice, the applicable books and records of the other Party, its Affiliates or Permitted Sublicensees, to verify the accuracy of the payments made, the sales made or any costs required to be shared or reimbursed by a Party under this Agreement. Such review may cover the books and records for sales made and costs incurred in any Calendar Year [REDACTED: Term] prior to the date of such request. The accounting firm shall disclose to the Parties only whether the specified amounts required to be shared or reimbursed by a Party are correct or incorrect and the specific details concerning any discrepancies. No other information concerning the other Party, its Affiliates and Permitted Sublicensees shall be provided to the Requesting Party.

8.3.2.

If such accounting firm concludes that reimbursement amounts or other payments were owed during any Calendar Year [REDACTED: Term] prior to the date of such request, the Party from whom such amounts are due and owing (the “Owing Party”) shall pay such additional amounts (together with interest on such amount payable at a rate equal to [REDACTED: Interest rate] to the Party entitled to receive such amounts or, if directed by such Party, one of its Affiliates, within [REDACTED: Term] after the date, such Party delivers to the Owing Party such accounting firm’s written report. If such accounting firm concludes that an overpayment was made, the Party to whom such overpayment was made (the “Overpaid Party”) shall repay such overpayment to the other Party who made the overpayment within [REDACTED: Term] after the date such Party delivers to the Overpaid Party such accounting firm’s written report. The Requesting Party shall pay for the cost of such audit, provided, however, that if the audit shows an underpayment or overpayment of any reimbursement or other amounts of more than [REDACTED: Percentage] of the amount due for the applicable period, then the Owing Party or the Overpaid Party, as applicable, shall promptly reimburse the other Party for all costs incurred in connection with such audit. During the conduct of an audit for a particular Calendar Year, the Parties agree that the accounting rules that were in effect during such Calendar Year (or part thereof) shall be applied in determining whether any amount is owed in respect of such Calendar Year.

8.3.3.

Each Party shall treat all information that it receives under this Section 8.3 in accordance with the confidentiality provisions of ARTICLE 10 of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the other Party(ies) obligating such accounting firm to retain all such financial and other information in confidence pursuant to such confidentiality agreement, except to the extent necessary for such Party to enforce its rights under the Agreement.

8.4

Taxes. All amounts set out, or expressed to be payable under this Agreement by Ferrer to Thera Europe which (in whole or in part) constitute consideration for value added tax or any other similar tax (“VAT”) purposes for any supply of goods or services shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, if VAT is chargeable on any supply made by Thera Europe to Ferrer under this Agreement, Ferrer shall pay to Thera Europe (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of the VAT (and Thera Europe shall promptly provide an appropriate VAT invoice to Ferrer) or, shall directly account for such VAT at the appropriate rate under the reverse charge procedure provided for by article 44 (supply of services) or articles 32 par. 2 and 201 (importation of goods) of the EC VAT Directive (2006/112/CEE) and any other relevant provisions which might apply. All penalties, interest and other costs related to the non compliance of VAT reporting by Ferrer and obligations related thereto will be borne by Ferrer.

Ferrer shall be responsible for the payment of any and all income taxes, and any withholding taxes, levies or other duties that are levied on account of the amounts paid to Thera Europe or its Affiliates by Ferrer under this Agreement. If applicable Law requires that any such taxes, levies or other duties be deducted and withheld from payments paid under this Agreement, then (i) Ferrer shall gross up such payments by an amount equal to the incremental withholding taxes, levies or other duties (the “Gross Up Payment”) so that Thera Europe or its Affiliates, as the case may be, receives the same payment that such Person would have received under this Agreement but for the application of such taxes, levies or other duties, and (ii) Thera Europe shall apply to obtain credit, where available, for the amount of any withholding taxes, levies or other duties of which it has knowledge, and, if obtained, the amount of such credit, net of any income tax payable thereon or that would have been payable but for Thera Europe having made recourse to tax losses or other deductions or credits unrelated to such Gross Up Payment, shall be repaid by Thera Europe to Ferrer.

ARTICLE 9

INVENTIONS AND PATENTS

9.1

Marketing Competition. Either Party shall immediately give written notice to the other if it comes to its knowledge that any Third Party seeks Marketing Authorisation in the Territory for any product based on the Compound or any product the use of which is to treat HIV-Associated Lipodystrophy or any Indication covered by an Elected Additional Product.

9.2

Listing of Patents. To the extent relevant in each Country, Ferrer shall consult and discuss with Thera Europe, and take Thera Europe’s comments into consideration, prior to listing any Thera Europe Patent in the registry of approved drug products in each Country. No change to the registry listing of the Thera Europe Patents may be made without Thera Europe’s prior written consent. [REDACTED: Patent term].

9.3	Title to New Technology.

9.3.1.

Improvements. All Patent Rights, Know-How and Materials (including all associated intellectual property rights) arising from or out of the performance of this Agreement (including the exercise of any rights and the performance of any obligations) related to any Product and any New Presentation that is authored, invented, reduced to practice, developed or otherwise created by one or more employees or independent contractors of Ferrer, independently from Theratechnologies and its Affiliates (and regardless of whether jointly developed with any Person or whether jointly owned with any Person) shall be solely and exclusively the property of Theratechnologies. Ferrer shall have the right to use such Patent Rights, Know-How and Materials in the Territory according to, and based on, the terms and conditions of this Agreement.

9.3.2.

Further Assurances. Ferrer shall maintain a policy which requires each of its employees and independent contractors to assign to Ferrer all of such employees’ or independent contractors’ right, title and interest in and to any Patent Rights, Know-How and Materials and other intellectual property rights described in Section 9.3.1 above. Ferrer shall transfer and assign to Theratechnologies and Ferrer does hereby assign to Theratechnologies all such right, title and interest in and to such Patent Rights, Know-How and Materials and other intellectual property rights. Ferrer shall maintain a policy which requires its employees to record and maintain all data and information developed during and in the course of the Development, if any, or Commercialization of any Product in each Country in such a manner as to enable Theratechnologies to use such records to establish the earliest date of invention and/or diligence to reduction to practice.

9.4

Patent Filing, Prosecution and Maintenance. During the Term, Thera Europe shall have the obligation to maintain Thera Europe Patents, at the sole cost and expense of Thera Europe in each Country where Thera Europe Patents have been issued for so long as Ferrer has the exclusive right to Commercialize a Product in such Country. In Countries where the Thera Europe Patents are pending, Thera Europe shall use its Commercially Reasonable Efforts to continue the prosecution of such Thera Europe Patents at its sole cost and expense in such Country during the Term where Ferrer has the exclusive right to Commercialize a Product in such Country. At Thera Europe’s request, Ferrer will provide Thera Europe with reasonable assistance in prosecuting Thera Europe Patents to the extent reasonably possible, including providing such data and information in Ferrer’s Control that is, in Thera Europe’s reasonable judgment, needed to support the prosecution of a Thera Europe Patent. Thera Europe shall provide Ferrer with a routine annual update of the patent status of the pending Thera Europe Patents in each Country.

9.5	Enforcement and Defence of Patents and Marks.

9.5.1.

Notice. If a Party becomes aware or reasonably believes that any Licensed Technology, Trademark, Mark or Domain Name is being infringed in a Country by a Third Party or if a Third Party claims that any Thera Europe Patent is invalid or unenforceable, challenges the validity, enforceability, ownership or use of any Trademark, or the registration of a Domain Name, the Party possessing such knowledge or reasonable belief shall promptly notify the other Parties and provide them with details of such infringement or claim that are known by such Party.

9.5.2.

Right to bring an Action. Thera Europe shall have the first right, but not the obligation, to attempt to resolve such infringement by a Third Party, claim or challenge relating to any Licensed Technology, including by filing an infringement suit, defending against such claim or challenge or taking other similar action (each, an “Action”) and to compromise or settle such infringement or claim in any Country in accordance with Section 9.5.4, and any challenge with respect to any Trademark or Domain Name, as set forth below. Thera Europe shall have the right, but not the obligation, to attempt to resolve any Third Party infringement, claim or challenge relating to any Trademark or Domain Name. If Thera Europe elects to resolve such Third Party infringement, claim or challenge relating to any Licensed Technology, Trademarks or Domain Name, each of Theratechnologies and Ferrer shall have the right, but not the obligation, to join as a party plaintiff or defendant to such Action, and to be represented by independent counsel of their own choice, at their own cost and expense. If Thera Europe does not intend to prosecute or defend an Action in respect of any Licensed Technology, Trademark or Domain Name, Thera Europe shall promptly inform Ferrer and Theratechnologies. If neither Thera Europe nor Theratechnologies initiate an Action with respect to such Third Party infringement, claim or challenge in respect of any Licensed Technology, Trademark or Domain Name prior to the earlier of (a) [REDACTED: Term] following notice thereof, and (b) [REDACTED: Term] before the time limit, if any, set forth in the applicable Laws for such actions, Ferrer shall then have the right to take an Action to attempt to resolve such Third Party infringement, claim or challenge. The Party initiating such Action shall have the sole and exclusive right to select counsel for any suit initiated by it pursuant to this Section 9.5. In order to establish standing, each Party hereby agrees to execute all papers and to perform such other acts as may be reasonably required and requested by the Party initiating such Action so that such Party may enforce its rights in the Licensed Technology, Trademark or Domain Name, including joining as a party plaintiff or defendant in any such Action if requested by such Party. Each Party shall consult with the other Parties with respect to such enforcement or defence and shall keep the other Parties fully informed of any determinations or material developments in any suit initiated by it pursuant to this Section 9.5. Prior to making a decision on whether or not to institute an Action, the Parties will consult with each other in connection with all such claims and, in the course of their discussions, they shall take into consideration their mutual interests and businesses in connection with such Action.

9.5.3.

Costs of an Action. The Party initiating an Action under Section 9.5.2 shall pay all costs and expenses associated with such Action, other than (subject to Section 9.5.5) the expenses of the other Parties if the other Parties elect to join such Action or are required to join such Action in order to establish standing. Each Party shall have the right to join an Action relating to any Licensed Technology or Trademark taken by another Party at its own cost and expense.

9.5.4.

No Settlement Without Consent. No Party shall settle or otherwise compromise any Action without the other Parties’ written consent (not to be unreasonably withheld, delayed or conditioned); provided that consent shall not be required from the other Parties for any settlement or compromise for which the settling Party will not seek indemnification from the other Parties under this Agreement (provided that no Party shall settle or otherwise compromise any Action in a manner that imposes any obligation on the other Parties or its Affiliates or that adversely affects or would reasonably be expected to adversely affect the other Parties (including by admitting that any Thera Europe Patent is invalid or unenforceable or in a manner that admits fault or negligence on the part of the other Party) without the written consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned).

9.5.5.

Reasonable Assistance. The Parties not enforcing or defending any Licensed Technology, Trademark or Domain Name shall provide reasonable assistance to the other Party, as may be reasonably requested by the other Party, including providing access to relevant documents and other evidence that are not client-solicitor privileged and making its employees available, subject to the other Party’s reimbursement of any costs and expenses incurred by the non-enforcing or non-defending Parties in providing such assistance.

9.5.6.

Distribution of Amounts Recovered. Any amounts recovered by the Party initiating an Action pursuant to this Section 9.5, whether by settlement or judgment, shall be kept by the Party initiating such Action.

9.6	Third Party Actions Claiming Infringement.

9.6.1.

Notice. If a Party becomes aware of any claim or action by a Third Party against any Party that claims that the development, manufacture, advertising, marketing, promotion, distribution, labelling, storage, handling, use, sale, offer for sale or importation of or any other commercialization activity in connection with any Product in a Country or the use of any Trademark, Domain Name or Licensed Technology in a Country infringes such Third Party’s intellectual property rights (each, a “Third Party Action”), such Parties shall promptly notify the other Party in writing of all details regarding such claim or action that is reasonably available to such Party.

9.6.2.

Right to Defend. Thera Europe shall have the first right, but not the obligation to defend a Third Party Action described in Section 9.6.1 through counsel of its choosing. If Thera Europe declines or fails to assert its intention to defend such Third Party Action within [REDACTED: Term] of receipt/sending of notice under Section 9.6.1, then Ferrer shall have the right to defend such Third Party Action. The Party defending such Third Party Action shall have the sole and exclusive right to select counsel for such Third Party Action. If Ferrer is the Controlling Party (as defined below), Ferrer shall consult with Thera Europe and Theratechnologies and take into consideration Thera Europe’s and Theratechnologies’ comments and views, and Ferrer shall incorporate and act on such comments and views of Thera Europe and Theratechnologies to the extent reasonable in defending against any Third Party Action (or Action) involving (i) any challenge to the validity or enforceability of any Thera Europe Patent and any challenge with respect to any Trademark or Domain Name, and/or (ii) Thera Europe or any Licensed Technology. Prior to making a decision on whether or not to institute a Third Party Action, the Parties will consult with each other in connection with all such claims and, in the course of their discussions, they shall take into consideration their mutual interests and businesses in connection with such Third Party Action.

9.6.3.

Consultation. The Party defending a Third Party Action pursuant to Section 9.6.2 shall be the “Controlling Party”. The Parties shall reasonably cooperate with each other in all such Third Party Actions. Each Party shall have the right to join a Third Party Action defended by the other Party and to be represented by independent counsel of its own choice, at its own cost and expense.

9.6.4.

Appeal. In the event that a judgment in a Third Party Action is entered against the Controlling Party and an appeal is available, the Controlling Party shall have the first right, but not the obligation, to file such appeal. In the event the Controlling Party does not desire to file such an appeal, it will promptly, in a reasonable time period (i.e. with sufficient time for the non-Controlling Parties to take whatever action may be necessary) prior to the date on which such right to appeal will lapse or otherwise diminish, permit the non-Controlling Parties to pursue such appeal at such non-Controlling Parties’ own cost and expense. In such case, if requested by a non-Controlling Party, the Controlling Party shall join the appeal as a nominal party and shall provide reasonable cooperation to the non-Controlling Parties’ at the non-Controlling Parties’ cost and expense.

9.6.5.

Costs of an Action. Subject to the indemnity obligations of the Parties set forth in ARTICLE 13, the Controlling Party shall pay all costs and expenses associated with such Third Party Action other than the expenses of the other Party if the other Parties elect to join such Third Party Action or are required to join such Third Party Action in order to establish standing. Each Party shall have the right to join a Third Party Action defended by the other Party, at its own cost and expense.

9.6.6.

No Settlement Without Consent. No Controlling Party shall settle or otherwise compromise any Third Party Action from the non-Controlling Parties without the non-Controlling Parties’ written consent (not to be unreasonably withheld, delayed or conditioned); provided that consent shall not be required from a Party for any settlement or compromise for which the settling Party will not seek indemnification from such Party under this Agreement (provided that no Party shall settle or otherwise compromise any Third Party Action in a manner that imposes any obligation on the other Parties or that adversely affects or would reasonably be expected to adversely affect the other Parties (including by admitting that any Thera Europe Patent is invalid or unenforceable or in a manner that admits fault or negligence on the part of the other Parties) without the written consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned).

9.7	Patent Marking. All Products Commercialized by Ferrer under this Agreement shall be marked with appropriate patent numbers or indicia of the Thera Europe Patents.

ARTICLE 10

CONFIDENTIALITY

10.1

Confidentiality Obligations. Each Party shall, and shall ensure that its Affiliates and/or its Permitted Sublicensees and their respective officers, directors, employees and agents shall, keep and maintain completely confidential and not publish or otherwise disclose and not use for any purpose, except as expressly permitted hereunder, any Confidential Information disclosed to it by any of the other Parties pursuant to this Agreement. Information disclosed by a Party hereunder shall not constitute Confidential Information for any purpose under this Agreement to the extent that the receiving Party can demonstrate that such Confidential Information:

10.1.1.	Was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

10.1.2.	Was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

10.1.3.

Became generally available to the public or otherwise part of the public domain after its disclosure and other than through any direct or indirect act or omission of the receiving Party in breach of this Agreement;

10.1.4.	Was subsequently lawfully disclosed to the receiving Party by a Third Party without an obligation of confidentiality; or

10.1.5.	Was developed or discovered by employees, consultants, contractors or agents of the receiving Party who had no access to the Confidential Information of the disclosing Party.

10.2

Permitted Exceptions. Notwithstanding the above obligations of confidentiality and non-use, a Party may disclose information to the extent that such disclosure is reasonably necessary in connection with:

10.2.1.	Prosecuting or defending litigation subject to the terms of Sections 9.5 or 9.6;

10.2.2.	Conducting Clinical Trials or Phase IV Trials hereunder;

10.2.3.	Seeking Marketing Authorisations for a Product hereunder;

10.2.4.

Complying with a judicial order, or applicable Law, including securities Law and the rules or requirements of any securities exchange or market on which a Party’s securities are listed or traded and the requirements of any regulatory authority; or

10.2.5	investors presentations (verbal or written), such information to include status on Regulatory Activities, pricing and reimbursement, sales reports and sales forecasts guidance.

In making any disclosures set forth in Sections 10.2.1 through 10.2.4 above, the disclosing Party shall, where reasonably practicable, give such advance notice to the other Party of such disclosure requirement as is reasonable under the circumstances, disclose no more of the other Party’s Confidential Information than reasonably necessary and will use its reasonable efforts to cooperate with the other Party in order to secure confidential treatment of such Confidential Information required to be disclosed. Notwithstanding the foregoing, Ferrer acknowledges that Thera Europe will file this Agreement with regulatory authorities regulating securities Laws on or promptly after the Effective Date and that Thera Europe may not succeed in preserving the confidentiality of certain economic terms and certain terms and conditions contained herein.

10.3

Return of Confidential Information. Upon the request of a Party, upon termination or expiration of this Agreement, each Party shall promptly cease use of and return to the other Parties or destroy and certify destruction of all of the other Parties’ Confidential Information, including all copies, excerpts or summaries thereof, in whatever form or medium, and thereafter shall not make any use of any such Confidential Information of the other Parties, in each case except as expressly permitted hereunder; provided that no Party shall be obligated to return or destroy Confidential Information that has become integrated with other business records of such Party; provided, further, that such Party shall continue to be bound by the confidentiality obligations under this Agreement with respect to any such Confidential Information that is not so returned or destroyed. For the avoidance of doubt, the foregoing shall not limit Thera Europe’s rights under Section 14.9.2.

10.4

Scientific Presentations and Publications. Ferrer shall not, and shall cause its employees and independent contractors not to, make any scientific presentations (including any oral presentation) or publish publications with respect to the Initial Product, any Additional Product, any Elected Additional Product and any New Presentation without Thera Europe’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned. Ferrer shall give Thera Europe the text of any scientific presentation or publication (including abstracts) at least [REDACTED: Term] prior to any disclosure to a Third Party. Ferrer shall in good faith take into consideration the comments of Thera Europe that are reasonable and provided in a timely manner. For the avoidance of doubt, neither Thera Europe, Theratechnologies nor any of their Affiliates shall have any obligation to seek Ferrer’s prior written consent before making any publication or presentation in connection with a Product.

10.5

Press Releases and Disclosure. The Parties hereby acknowledge and agree that they will issue the press release attached at Schedule 10.5 without the consent of the other Party at a date and time to be agreed upon between the Parties; provided that such date and time shall be no later that 9:00 AM (Montreal Time) on the [REDACTED: Term] following the Effective Date. Ferrer shall not make any other press release or public announcements regarding the terms of this Agreement or relating to any Product or any New Presentation (including the

Development or Commercialization thereof) without the prior written consent of Thera Europe; provided that (a) Thera Europe shall be permitted to make press releases and public announcements about Products that are being developed for commercialization, or commercialized within or outside the Territory (provided that Thera Europe shall provide Ferrer with at least [REDACTED: Term] notice of any press release or public announcement concerning any adverse publicity or other negative news concerning any Product outside the Territory), (b) each Party shall be permitted to disclose the execution, terms and conditions of this Agreement if and to the extent required by (i) judicial order, or (ii) applicable Laws, including securities Laws and the rules or requirements of any securities exchange or market on which such Party’s securities are listed or traded and the requirements of any regulatory authority, provided that, with respect to subsections (i) and (ii), the Party seeking disclosure shall provide each other Party with reasonable advance notice of such disclosure (including the text thereof), disclose no more information relating to the terms of this Agreement or any Product than reasonably necessary and shall, to the extent practical, use its reasonable efforts to cooperate with such other Party in seeking confidential treatment of such information, (c) each Party shall have the right to disclose the execution, terms and conditions of this Agreement and information relating to any Product to the extent already disclosed by either Party pursuant to and in accordance with this ARTICLE 10 in connection with any investor calls or presentations (or other similar types of disclosures) in connection with disclosures about such Party’s business and (d) each Party shall have the right to disclose information to its attorneys, accountants and other professional advisors who are under an obligation to keep such information confidential. If a Party is aware or has knowledge of any negative news or adverse publicity made or to be made about a Product or any New Presentation, such negative news or adverse publicity shall be disclosed to the other Parties for review immediately of a party becoming aware or acquiring knowledge of same.

ARTICLE 11

NON-COMPETE

11.1

Ferrer Non-Compete. For a period of [REDACTED: Term] from the First Commercial Sale of each Product in each of the Countries, except with respect to a Product pursuant to this Agreement and subject to Section 11.2, Ferrer shall not Commercialize in such Country any Competing Product.

11.2

Competing Product Acquisitions. If Ferrer (“Ferrer Acquiring Party”) (a) acquires from a Third Party a Competing Product that is then being commercialized in any Country (“Acquired Competing Product”), (b) acquires a Third Party which results in Ferrer Acquiring Party controlling an entity with an Acquired Competing Product then being commercialized in any Country, or (c) undergoes a Change of Control which results in Ferrer then being controlled by an entity with an Acquired Competing Product being commercialized in any Country, then Ferrer shall deliver to Thera Europe as soon as possible (and in any event within [REDACTED: Term] after Ferrer Acquiring Party acquires such Acquired Competing Product or undergoes such Change of Control) a written notification of the election of Ferrer Acquiring Party, in such Person’s sole discretion, either to divest or retain all of its rights, title and interest in and to such Acquired Competing Product. If Ferrer Acquiring Party elects to retain such Acquired Competing Product as specified in such notice from Ferrer, Thera Europe shall have the right, at its sole discretion and as its sole and exclusive remedy, to terminate this Agreement, with respect to the Product (or Products, as the case may be) in the Country (or Countries, as the case may be) which competes with the Acquired Competing Product by providing written notice to Ferrer. If Ferrer provides notice of the intention of Ferrer Acquiring Party to divest the Acquired Competing Product and fails to execute a definitive agreement with respect to such divestiture of the Acquired Competing Product within [REDACTED: Term] after the acquisition thereof by Ferrer Acquiring Party, then Thera Europe shall have the right, at its sole discretion and as Thera Europe’s sole and exclusive remedy, to terminate this Agreement with respect to such Product (or Products, as the case may be) and with respect to such Country (or Countries, as the case may be) by providing written notice to Ferrer within [REDACTED: Term] after the expiration of such [REDACTED: Term] period. Notwithstanding the foregoing, if Thera Europe elects not to terminate this Agreement with respect to a Product in a Country pursuant to this Section 11.2, Ferrer shall not be in breach of Section 11.1 with respect to such retained Acquired Competing Product, provided that Ferrer shall ensure that, during the Term (a) no Sales Representative who has Detailed or is Detailing any such Product details such Acquired Competing Product(s), (b) Ferrer Acquiring Party maintains a sales force for such Competing Product(s) separate from the Sales Force, (c) no Confidential Information of Thera Europe or relating to the Licensed Technology is provided or otherwise disclosed to any member of the sales force that is detailing such Acquired Competing Product(s), and (d) Ferrer Acquiring Party takes all reasonable actions to prevent any such provision or disclosure of any Confidential Information of Thera Europe, including by establishing reasonable firewall protections.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

12.1	Representations and Warranties of Ferrer. Ferrer represents and warrants to Theratechnologies and to Thera Europe that:

12.1.1.

as at the Effective Date, it has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Ferrer has been duly and validly authorised and approved by proper corporate action on the part of Ferrer, and Ferrer has taken all other action required by Law, its certificate of incorporation or by-Laws, or any agreement to which it is a party or to which it may be subject, required to authorise such execution, delivery and performance. Assuming due authorisation, execution and delivery on the part of Theratechnologies and Thera Europe, this Agreement constitutes a legal, valid and binding obligation of Ferrer, enforceable against Ferrer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganisation, moratorium and similar Laws relating to or affecting creditors generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law);

12.1.2.

as at the Effective Date, neither the execution and delivery of this Agreement nor the performance hereof by Ferrer requires Ferrer to obtain any permit, authorisation or consent from any Regulatory Authority or from any other Person, and such execution, delivery and performance shall not result in the breach of, or give rise to, any right of termination, rescission, renegotiation or acceleration under any agreement or contract to which Ferrer is a party or to which it may be subject relating to the transactions contemplated by this Agreement;

12.1.3.	it will perform its obligations hereunder in compliance with all applicable Laws;

12.1.4.	its Sales Representatives have technical, pharmaceutical and Detailing experience which is consistent with industry standards for pharmaceutical products such as the Products;

12.1.5.

its Sales Representatives will undergo reasonable training programs with respect to the applicable Product which in no event shall be less detailed than that Ferrer would provide to Sales Representatives of its own proprietary products;

12.1.6.

its Sales Representatives shall be provided, at Ferrer’s expense, with reasonable promotional materials, including literature and samples, which in no event shall be less detailed or fewer in quantity than that Ferrer would provide to Sales Representatives of its own proprietary products;

12.1.7.

it has the development knowledge and commercial capacity to Develop and Commercialize the Products in each of the Countries and has the regulatory know-how and expertise in each Country to perform its obligations hereunder in connection with the Products and any New Presentation in each such Country;

12.1.8.	as at the Effective Date, the manufacture of a Product under cGMP enables Product to be sold in each Country under that Country’s Laws;

12.1.9.	as at the Effective Date, there are no agreements or commitments to which it is a party which conflicts with its obligations hereunder;

12.1.10.

as at the Effective Date, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons or subpoena served upon Ferrer and Ferrer has not received any written notice of any ongoing inquiry, investigation or threat of any nature, civil, criminal, regulatory or otherwise, in Law or in equity, relating to the transactions contemplated by this Agreement or that would affect the ability of Ferrer to perform its obligations under this Agreement;

12.1.11.	as at the Effective Date, neither Ferrer nor its Affiliates are Developing or Commercializing any Competing Product; and

12.1.12.

it has performed a due diligence on the Compound and the Initial Product and, in connection with such due diligence, has had an opportunity to (i) ask questions to Theratechnologies and its Affiliates and has obtained responses thereto and (ii) has had access to all documents that were required by Ferrer and to other documents that Theratechnologies and Thera Europe uploaded in a data room.

12.2	Representations and Warranties of Theratechnologies. Theratechnologies represents and warrants to Ferrer that:

12.2.1.

as at the Effective Date, it has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Theratechnologies has been duly and validly authorised and approved by proper corporate action on the part of Theratechnologies, and Theratechnologies has taken all other action required by Law, its certificate of incorporation or by-Laws, or any agreement to which it is a party or to which it may be subject, required to authorise such execution, delivery and performance. Assuming due authorisation, execution and delivery on the part of Thera Europe and Ferrer, this Agreement constitutes a legal, valid and binding obligation of Theratechnologies, enforceable against Theratechnologies in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganisation, moratorium and similar Laws relating to or affecting creditors generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law);

12.2.2.

as at the Effective Date, neither the execution and delivery of this Agreement nor the performance hereof by Theratechnologies requires Theratechnologies to obtain any permit, authorisation or consent from any regulatory authority or from any other Person, and such execution, delivery and performance shall not result in the breach of or give rise to any right of termination, rescission, renegotiation or acceleration under any agreement or contract to which Theratechnologies is a Party or to which it may be subject relating to the transactions contemplated by this Agreement;

12.2.3.	it will perform its obligations hereunder in compliance with all applicable Laws; and

12.2.4.

as at the Effective Date, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons or subpoena served upon Theratechnologies and Theratechnologies has not received any written notice of any ongoing inquiry, investigation or threat of any nature, civil, criminal, regulatory or otherwise, in Law or in equity, relating to the transactions contemplated by this Agreement or that would affect the ability of Theratechnologies to perform its obligations under this Agreement.

12.3	Representations and Warranties of Thera Europe. Thera Europe represents and warrants to Ferrer that:

12.3.1.

as at the Effective Date, it has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Thera Europe has been duly and validly authorised and approved by proper corporate action on the part of Thera Europe, and Thera Europe has taken all other action required by Law, its certificate of incorporation or by-Laws, or any agreement to which it is a party or to which it may be subject, required to authorise such execution, delivery and performance. Assuming due authorisation, execution and delivery on the part of Theratechnologies and Ferrer, this Agreement constitutes a legal, valid and binding obligation of Thera Europe, enforceable against Thera Europe in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganisation, moratorium and similar Laws relating to or affecting creditors generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law);

12.3.2.

as at the Effective Date, neither the execution and delivery of this Agreement nor the performance hereof by Thera Europe requires Thera Europe to obtain any permit, authorisation or consent from any regulatory authority or from any other Person, and such execution, delivery and performance shall not result in the breach of or give rise to any right of termination, rescission, renegotiation or acceleration under any agreement or contract to which Thera Europe is a Party or to which it may be subject relating to the transactions contemplated by this Agreement;

12.3.3.	it will perform its obligations hereunder in compliance with all applicable Laws; and

12.3.4.

as at the Effective Date, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons or subpoena served upon Thera Europe and Thera Europe has not received any written notice of any ongoing inquiry, investigation or threat of any nature, civil, criminal, regulatory or otherwise, in Law or in equity, relating to the transactions contemplated by this Agreement or that would affect the ability of Thera Europe to perform its obligations under this Agreement.

12.4

Disclaimer of Warranty. Except as otherwise provided in this ARTICLE 12, the Parties expressly disclaim all warranties, express or implied, including warranties of merchantability, satisfactory quality, or fitness for a particular purpose. Theratechnologies and Thera Europe expressly disclaim any warranty, with respect to (i) the successful Development of the Initial Product, any

Additional Product and any New Presentation and (ii) the obtaining by Ferrer of Marketing Authorisation for a Product or a New Presentation.

ARTICLE 13

INDEMNIFICATION LIABILITY AND INSURANCE

13.1

Indemnification by Ferrer. Except to the extent covered by Section 13.2, Ferrer shall indemnify, defend and hold Theratechnologies and Thera Europe and its Affiliates and each of their respective employees, officers, directors and agents (the “Thera Indemnitees”) harmless from and against any and all liabilities, obligations, claims, demands, judgments, losses, costs, damages, expenses, fines, royalties, governmental penalties or punitive damages, interest, settlement amounts, awards and judgments (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), arising out of any claim or suit brought by a Third Party related to: (a) the negligence or wilful misconduct of any Ferrer Indemnitee; (b) the Development, conduct of Phase IV Trials, advertising, marketing, promotion, distribution, labelling, storage, handling, use, sale, offer for sale or importation of or any other Commercialization activity in connection with any Product by any Ferrer Indemnitee (and including any infringement or misappropriation, or alleged infringement or misappropriation by Ferrer of any intellectual property rights of any Third Party) and/or (c) the misrepresentation or breach by Ferrer of any of its representations, warranties, covenants or any other provisions set forth in this Agreement; including in the case of any or all of (a) to (c) above any personal injury, death, risk of personal injury and/or product liability arising out of or related to the use of the Product resulting therefrom.

13.2

Indemnification by Thera Europe. Except to the extent covered by Section 13.1, Thera Europe shall indemnify, defend and hold Ferrer and each of its employees, officers and directors (the “Ferrer Indemnitees”, and together with Thera Indemnitees, the “Indemnitees”) harmless from and against any and all Losses arising out of any claim or suit brought by a Third Party related to: (a) the failure of any Product supplied to Ferrer by or on behalf of Thera Europe to comply with cGMP and any Product Specifications; (b) the negligence or wilful misconduct of any Thera Indemnitee; (c) any personal injury, death, risk of personal injury and/or product liability directly attributable to an inherent safety issue with the Compound per se (and not arising out of or related to the use of the Product and/or its interaction with any other product); (d) the misrepresentation or breach by Thera Europe of any of its representations, warranties, covenants or any other provisions set forth in this Agreement.

13.3

No Consequential Damages. In no event shall any Party be liable to the other Parties for special, indirect, incidental, consequential or punitive damages, including lost profits, whether in contract, warranty, negligence, liability or otherwise arising out of or relating to this Agreement or any breach hereof, except to the extent that any such damages (a) are payable to a Third Party as part of a Third Party claim pursuant to any indemnity set forth in Section 13.1 or Section 13.2, (b) arise out of or relate to a breach by Ferrer of its obligations under Section 11.1 or Section 11.2, or (c) arise out of or relate to a breach by all Parties of their respective confidentiality obligations set forth in ARTICLE 10 of this Agreement.

13.4	Limitation of Liability.

13.4.1.	Theratechnologies’ and Thera Europe’s total collective and aggregate liability to Ferrer under this Agreement shall not exceed [REDACTED: Amount].

13.4.2

Ferrer’s total collective and aggregate liability to Theratechnologies and Thera Europe under this Agreement shall not exceed [REDACTED: Amount] (except for the obligation to make payments under ARTICLE 8).

13.5

Notification of Claims; Conditions to Indemnification Obligations. As a condition to an Indemnitee’s right to receive indemnification under this ARTICLE 13, it shall: (a) promptly notify the indemnifying Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto, provided that any failure to so notify the indemnifying Party will not relieve the indemnifying Party from any liability that it may have to such Indemnitee under this ARTICLE 13 with respect to such claim or suit, except to the extent that the ability of the indemnifying Party to defend such claim or suit is materially prejudiced by such Indemnitee’s failure to give such notice; (b) reasonably cooperate, and cause the individual Indemnitees to reasonably cooperate, with the indemnifying Party in the defence, settlement or compromise of such claim or suit; and (c) except as set forth in Section 9.5 with respect to Actions and Section 9.6 with respect to Third Party Actions, permit the indemnifying Party to control the defence, settlement or compromise of such claim or suit, including the right to select defence counsel. The Party controlling any claim or suit pursuant to this Section 13.5 shall consult with the other Parties on all material aspects of such claim or suit. The Parties shall reasonably cooperate with each other in all such claims and suits. In no event, however, may a Party settle or otherwise compromise any claim or suit (A) in a manner that imposes any obligation on an other Party or that adversely affects or would reasonably be expected to adversely affect an other Party (including by admitting that any Thera Europe Patent is invalid or unenforceable or in a manner that admits fault or negligence on the part of any Indemnitee) without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, delayed or conditioned, or (B) for which indemnification may be sought pursuant hereto without the other Parties’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

13.6

Insurance. During the Term, each Party shall obtain and maintain, at its sole cost and expense, comprehensive general liability insurance (written on an occurrence basis and including any self-insured arrangements) covering bodily injury (including death) and property damage, and including coverage for product liability in amounts that are reasonable and customary in the pharmaceutical industry with respect to Ferrer, and with respect to Thera Europe, in the biotechnology industry, for companies engaged in comparable activities; provided that Thera Europe shall have no obligation to obtain and maintain such insurance to the extent Theratechnologies’ insurance covers its Affiliates. Except as described herein, it is understood and agreed that this insurance shall not be construed to limit a Party’s liability with respect to its indemnification obligations hereunder. Each Party will provide to the other Parties upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 13.6. Such certificate will provide that such insurance will not expire or be cancelled or modified without at least [REDACTED: Term] prior written notice to the other Party. Upon expiration or termination of this Agreement, each Party shall maintain the insurance such Party is required to obtain and keep in force under this Section 13.6 in full force and effect for a period of [REDACTED: Term].

ARTICLE 14

TERM AND TERMINATION

14.1

Term and Expiration. The term of this Agreement (the “Term”) shall automatically (without further action of the Parties) commence on and as of the Effective Date, and, unless earlier terminated as provided in this ARTICLE 14 (the date of any such termination, the “Termination Date”), shall continue in full force and effect, on a Product-by-Product and Country-by-Country basis until the later of (i) the last date upon which a Product is Covered by a Valid Claim under the Thera Europe Patent in a Country or (ii) ten (10) years from the date of the First Commercial Sale of the Initial Product. Thereafter, this Agreement shall renew automatically for any additional consecutive three (3) year terms, unless a Party provides the other Parties with a one hundred eighty (180) day notice prior to the expiry of the Term or further three (3) year term that such Party does not intend to renew this Agreement for an additional three (3) year term. Notwithstanding the foregoing, Ferrer shall have the option, to be given in writing to Thera Europe prior to the end of the Term, to extend the Term in respect of any Product that is a Co-Promoted Product in any Country for a period equal to the Co-Promotion Period (which such period shall be terminable according to Section 5.14) of such Co-Promoted Product in such Country.

14.2	Termination upon Breach.

14.2.1.

Breach by Thera Europe, Theratechnologies or Ferrer. If either Ferrer, Theratechnologies or Thera Europe breaches any of its obligations under the Agreement (other than with respect to any payments due hereunder which shall be governed by Section 14.2.2), then Theratechnologies, Thera Europe or Ferrer, as the case may be, at their sole option, shall have the right to either: (i) terminate this Agreement after delivery to Theratechnologies, Thera Europe or Ferrer, as the case may be, of a written notice specifying the nature of the default, requiring it to cure such breach, and stating Theratechnologies, Thera Europe’s or Ferrer’s, as the case may be, intention to terminate this Agreement if such breach is not cured within [REDACTED: Term]. If such breach is not cured within [REDACTED: Term] after the receipt of such notice, Theratechnologies, Thera Europe or Ferrer, as the case may be, shall be entitled to terminate this Agreement, effective immediately upon written notice to Theratechnologies, Thera Europe or Ferrer, as applicable; or (ii) where Ferrer is in breach and such breach is not cured as aforesaid, Thera Europe may terminate the exclusive licence and the Additional Product Option granted hereunder for a Product (or Products, as the case may be) in a Country (or Countries, as the case may be).

14.2.2.

If a Party breaches any of its obligations with respect to any payments under the Agreement (other than with respect to any amount that is the subject of a good faith dispute between the Parties (provided that all amounts not in dispute have been paid in full)), the Part(y)(ies) not in default may deliver to the breaching Party a written notice specifying the amount of the payment on which the breaching Party is in default (including any interest due pursuant to Section 8.2) and requiring it to cure such breach within [REDACTED: Term] and stating its/their intention to terminate this Agreement if such breach is not cured within such [REDACTED: Term] after receipt of such notice. If such breach is not cured within such [REDACTED: Term] after the receipt of such notice, the Part(y)(ies) not in default shall be entitled to terminate this Agreement, effective immediately upon written notice to the breaching Party.

14.3

Challenge. If at any time during the Term, Ferrer brings a proceeding or action challenging (a) the validity, scope, enforceability or ownership of any of the Thera Europe Patents sublicensed to Ferrer under this Agreement; (b) the ownership, use, registration (or registerability), validity or enforceability of any Trademark (including through any opposition or cancellation proceeding or by using or seeking to file or register or acquire any Mark which is the same as, or similar to, any Trademark); (c) the ownership, use, registration (or registrability) of any Domain Name (including through any opposition or cancellation proceeding or by using or seeking to file or register or acquire any Domain Name which is the same as, or similar to, any Domain Name); or (d) the right of Thera Europe to receive payments due hereunder in respect of the Licensed Technology, then Thera Europe, at its sole option, shall have the right to terminate this Agreement upon notice to Ferrer and Theratechnologies, such termination to be effective [REDACTED: Term] after Ferrer’s receipt of such notice. Without limiting the generality of the foregoing, Ferrer specifically agrees that filing a request for re-examination, attempting to institute an interference, or filing an opposition with respect to any Thera Europe Patents or Trademarks shall be deemed a “challenge” under this Section 14.3.

14.4

No Marketing Authorisation. Thera Europe shall have the right to terminate this Agreement on a Product-by-Product and Country-by-Country basis if a Product or any New Presentation is not granted a Marketing Authorisation in a Country within [REDACTED: Term] after Thera Europe has provided Ferrer with all the documentation in its possession relating to such Product or New Presentation, provided that if a Marketing Authorisation is not obtained within such [REDACTED: Term] period as a result of delays caused solely by applicable Regulatory Authorities (and for the avoidance of doubt neither solely or partly by Ferrer), Ferrer shall have a further immediately consecutive period of [REDACTED: Term] to obtain such delayed Marketing Authorisation and if no such Marketing Authorisation is obtained within such further [REDACTED: Term] period, Thera Europe may terminate this Agreement in respect of the Product(s) and Countr(y)(ies) in question. Termination under this Section 14.4 shall be the sole remedy of Thera Europe in respect of the Product(s) and Countr(y)(ies) in question save that nothing herein shall exclude Ferrer’s indemnification obligations in respect of named patients supplies made in a Country of the Territory.

14.5

No Commercialization. Thera Europe shall have the right to terminate this Agreement on a Product-by-Product and Country-by-Country basis if the First Commercial Sale of a Product does not occur within [REDACTED: Term] for such Product. Termination under this Section 14.5 shall be the sole remedy of Thera Europe in respect of the Product(s) and Countr(y)(ies) in question save that nothing herein shall exclude Ferrer’s indemnification obligations in respect of named patient supplies made in a Country of the Territory.

14.6

Minimum Purchase Requirements. Thera Europe shall notify Ferrer in writing of any breach of Ferrer with regard to Minimum Purchase Requirements under Section 6.8. and Ferrer shall be entitled to compensate it during the immediately following Calendar Year. Thera Europe shall have the right to terminate this Agreement on a Product-by-Product and Country-by-Country basis if Ferrer does not meet the Minimum Purchase Requirements under Section 6.8 for [REDACTED: Term]. Termination under this Section 14.6 shall be the sole remedy of Thera Europe in respect of the Product(s) and Countr(y)(ies) in question save that nothing herein shall exclude Ferrer’s indemnification obligations in respect of named patients supplies made in a Country of the Territory.

14.7

Termination by Ferrer. Provided that Ferrer is not in breach of this Agreement, Ferrer shall have the right to terminate this Agreement, as sole remedy, on a Product-by-Product and on a Country-by-Country basis, if a Product is withdrawn from the market in a Country by the competent Regulatory Authorities.

14.8

Termination Upon Mutual Agreement. With the prior written consent of all Parties, a Party shall have the right to terminate this Agreement on a Product-by- Product and Country-by-Country basis if (i) a Product is deleted from the list of reimbursable products in that Country or (ii) the Commercialization of a Product is not economically feasible for a Party.

14.9	Effects of Termination

14.9.1.	Survival.

(a)	The following Articles and Sections of this Agreement shall survive the expiration or termination of this Agreement for any reason:

[REDACTED: List of surviving provisions].

(b)

Termination of this Agreement shall not relieve the Parties of any liability that accrued hereunder prior to the effective date of such termination. In addition, termination of this Agreement shall not preclude a Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice a Party’s right to obtain performance of any obligation unless termination is stated herein as the sole remedy of a Party.

14.9.2.	Licenses.

Upon termination of this Agreement hereunder by a Party in accordance with the terms of this Agreement or upon expiration of the Term, whether in whole or in part, with respect to a Product (provided that if this Agreement is terminated in part with respect to a Product and/or a Country, then the following provisions shall only apply with respect to such Product):

(i)	all licenses and sublicenses granted to Ferrer under this Agreement shall immediately and automatically terminate;

(ii)

Ferrer shall promptly after such termination, but in no event later than [REDACTED: Term] thereafter, (provided that any Marketing Authorisation for any Terminated Licensed Product (as hereinafter defined) shall be assigned and transferred to Thera Europe (or its designee) within [REDACTED: Term] of such termination) (i) assign, convey and transfer to Thera Europe (or its designee) ownership of all Regulatory Filings and Marketing Authorisations and all data and databases relating to Adverse Events, Serious Adverse Events, Phase IV Trials and Safety Registries prepared or obtained by or on behalf of Ferrer prior to the Termination Date, to the extent relating solely to the applicable Product(s) that are subject to such termination (the “Terminated Licensed Products”), (ii) assign, convey and transfer to Thera Europe all of Ferrer’s right, title and interest in and to all pre-clinical, clinical, technical and other relevant information, data, reports, records, and regulatory correspondence Controlled by Ferrer, to the extent relating solely to the Terminated Licensed Product(s), and, if applicable, to transfer and transition to Thera Europe (or its designee), if and as may be reasonably requested by Thera Europe, the conduct of any ongoing Phase IV Trials and other post-

Marketing Authorisation research in a manner and within such timing as mutually agreed upon by the Parties so as to not disrupt such Phase IV Trials or post-Marketing-Authorisation research, except that, with respect to each of the foregoing subsections (i) and (ii), Ferrer shall cooperate and assist Thera Europe in taking such actions and making such filings with the relevant Regulatory Authorities as necessary to effect such assignments and transfers;

(iii)	Ferrer shall cease operation of each Country Product Website;

(iv)

Ferrer shall convey, assign, transfer, execute and deliver to Thera Europe such agreements (to the extent accepted by Thera Europe), certificates, instruments and documents and take such other actions as may be reasonably requested by Thera Europe to the extent necessary to transfer and transition to Thera Europe (or its designee) the Commercialization of the Terminated Licensed Products in an orderly manner and without any disruption or adverse impact to such Terminated Licensed Products;

(v)	Ferrer shall not make any press release or public announcements (whether written or oral or in any other form or medium) about any Terminated Licensed Product;

(v)

Ferrer shall, upon written request by Theratechnologies or Thera Europe, either return or destroy all relevant records and materials in Ferrer’s possession or Control containing or comprising any Thera Europe Know-How, Thera Europe Materials or any other Licensed Technology or a tangible embodiment thereof (in whatever form or medium), or such other Confidential Information of Theratechnologies and Thera Europe, in each case solely related to the Terminated Licensed Products; provided that Ferrer shall continue to be bound by the confidentiality obligations under this Agreement;

(vii)

Thera Europe shall have the option upon written notice to Ferrer to repurchase any remaining unsold inventory of any Terminated Licensed Product at the Transfer Price at any time after the date of such termination, if Thera Europe does not exercise such option, Ferrer shall continue to sell such remaining inventory in accordance with the terms of this Agreement for a period of up to [REDACTED: Term];

(viii)

if the Agreement is terminated with respect to a Product pursuant to Section 14.8(ii), Thera Europe will not, either itself or through an Affiliate or Third Party, sell such Product in respect of which the Agreement is terminated, in a Country at a transfer price which [REDACTED: Cost] for such Product. However if, after such termination, Thera Europe decides to sell such Product, either itself or through an Affiliate or Third Party, in such Country at a transfer price that [REDACTED: Cost], it shall then offer Ferrer the right to sell such Product in such Country at such [REDACTED: Cost]. Ferrer shall then have [REDACTED: Term] from the notice received from Thera Europe to accept to sell such Product in such Country pursuant to the terms and conditions of this Agreement. If Ferrer does not respond to Thera Europe that it will sell the Product in such Country during that [REDACTED: Term] period, or if Ferrer notifies Thera Europe during such [REDACTED: Term] period that Ferrer does not wish to sell such Product in such Country, then Ferrer shall no longer have any right with respect to such Product in such Country and Thera Europe, either itself or through an Affiliate or Third Party, shall be free to sell such Product in such Country.

14.10

No Public Statements. The Parties agree that if this Agreement is terminated, none of them shall disclose to any Third Party any reason for such termination without the express written consent of the other Parties, and the Parties shall agree on statements for public disclosure, such agreement not to be unreasonably withheld or delayed. Notwithstanding the foregoing, each Party shall be permitted to make such disclosures if and to the extent required by (a) judicial order, or (b) applicable Laws, including any rules or requirements under any stock exchange on which such Party is listed or may be listed or by any regulatory authorities, provided that, with respect to subsections (a) and (b), the Party seeking disclosure shall provide the other Parties with advance notice and shall to the extent practical and requested by the other Parties, cooperate with such other Parties in seeking confidential treatment of such information.

ARTICLE 15

DISPUTE RESOLUTION

15.1

Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to a Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this ARTICLE 15 if and when a dispute arises under this Agreement.

15.2

Escalation to Executive Officers. A Party may, by written notice to the other Parties, request that a dispute arising between the Parties in connection with the Development, the Regulatory Activities or Commercialization of a Product be referred to the Chief Executive Officer of Ferrer, the Chief Executive Officer of

Theratechnologies and the Chief Executive Officer of Thera Europe (the “Executive Officers”) for resolution. The Executive Officers shall meet within [REDACTED: Term] of the other Parties’ receipt of written notice of such dispute. If the Executive Officers cannot resolve such dispute within [REDACTED: Term] of written notice of such dispute, then, at any time after such [REDACTED: Term] period, a Party may bring the dispute to arbitration as provided in Section 15.3. Each Party shall bear the cost of its own attorneys’ fees and its own costs and expenses associated with dispute resolution by the Executive Officers and any arbitration. Notwithstanding the foregoing, nothing in this Section 15.2 shall be construed as precluding a Party from bringing an action for injunctive relief or other equitable relief prior to the initiation or completion of the above procedure.

15.3

Arbitration. Any dispute between the Parties relating to, or arising out of, or in connection with this Agreement, including any question regarding its existence, validity or termination which has not been settled under the terms of Section 15.2 shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this Section 15.3. For information purposes, the LCIA Rules subsisting as at the Effective Date are set out in Schedule 15.3. The number of arbitrators shall be three. The seat, or legal place, of arbitration shall be London, England. The language to be used in arbitral proceedings shall be English. The governing law of the arbitration shall be the substantive law of England and Wales.

ARTICLE 16

MISCELLANEOUS PROVISIONS

16.1	Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties.

16.2	Assignment.

16.2.1.

Ferrer shall not assign this Agreement or any of its rights and obligations hereunder without the prior written consent of Theratechnologies and Thera Europe, except (i) to any of its Affiliates, but solely for the purposes of Commercializing a Product in the Territory, provided that Ferrer shall remain solely liable with such Affiliate in respect of all obligations so assigned, Ferrer expressly waiving any benefit of discussion and benefit of division, or (ii) to a Third Party as a result of a Change of Control, provided that prior to any Change of Control, such Third Party shall have acknowledged and confirmed in writing to Theratechnologies and Thera Europe, all in a manner reasonably acceptable to Theratechnologies and Thera Europe, that, effective as of such Change of Control, such Third Party transferee shall be bound by this Agreement as if it were a party to it. Notwithstanding the foregoing, Ferrer shall not have any right to assign its Additional Product Option under Section 2.5 of this Agreement except as part of an assignment permitted under (ii) above.

16.2.2.	Theratechnologies and Thera Europe shall be free to assign this Agreement or any of its or their rights and obligations hereunder without the prior written consent of Ferrer.

16.2.3.	This Agreement shall be binding upon the successors and permitted assigns of the Parties.

16.2.4.	Any assignment not made in accordance with Sections 16.2.1 or 16.2.2 shall be void.

16.3

Compliance with Laws. The Parties shall conduct, and shall cause their respective employees and consultants to conduct, all activities contemplated under this Agreement in accordance with all applicable Laws.

16.4

Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.5

Currency. All monetary amounts expressed in this Agreement are expressed in USD. Each Party shall calculate all amounts hereunder and perform other accounting procedures required hereunder and applicable to it in accordance with the conventions, rules and procedures promulgated by the International Accounting Standards Committee (International Accounting Standards).

16.6

Force Majeure. No Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by acts of God, earthquake, riot, civil commotion, terrorism (or the threat thereof), war, strikes, lock-outs or other labor disputes, fire, flood, failure or delay of transportation, default by suppliers or unavailability of raw materials, governmental acts or restrictions or any other reason which is beyond the control of a Party. If any of Thera Europe’s suppliers is affected by any force majeure event, it shall be deemed to be a force majeure of Thera Europe as well. The Party affected by force majeure shall provide the other Parties with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.

16.7

Entire Agreement of the Parties; Amendments. This Agreement and the schedules hereto constitute and contain the entire understanding and agreement of the Parties regarding the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

16.8

Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include,” “includes” and “including” are not limiting and shall be deemed to be followed by “without limitation”; (b) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (c) references to an agreement, statute or instrument mean such agreement, statute or instrument as from time to time amended, modified or supplemented; (d) references to a Person are also to its permitted successors and assigns; (e) captions and other headings to this Agreement are for convenience only, and shall have no force or effect in construing or interpreting any of the provisions of this Agreement or any other legal effect; (f) references to “Article”, “Section” or “Schedule” refer to an Article or Section of, or Schedule to, this Agreement unless otherwise indicated; (g) the word “will” shall be construed to have the same meaning and effect as the word “shall” and vice versa; and (h) the word “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.

16.9

Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of England and Wales. The Convention for the International Sale of Goods shall not apply to this Agreement and is hereby expressly disclaimed.

16.10

Notices and Deliveries. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on [REDACTED: Term], (c) [REDACTED: Term] after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) [REDACTED: Term] with an internationally recognized overnight courier, with written confirmation of receipt. All communications shall be sent to the Parties at the following addresses:

(i)	if to Theratechnologies, to:

THERATECHNOLOGIES INC.
2310 Alfred-Nobel Boulevard
Montréal, Québec, Canada H4S 2B4

Attention:	Chief Executive Officer
Facsimile:	(514) 331-4317

with a copy to:

THERATECHNOLOGIES INC.
2310 Alfred-Nobel Boulevard
Montréal, Québec, Canada H4S 2B4

Attention:	General Counsel
Facsimile:	(514) 331-9691

(ii)	If to Thera Europe, to:

THERATECHNOLOGIES EUROPE INC.
2310 Alfred-Nobel Boulevard
Montréal, Québec, Canada H4S 2B4

Attention:	Chief Executive Officer
Facsimile:	(514) 331-9691

with a copy to:

THERATECHNOLOGIES EUROPE INC.
2310 Alfred-Nobel Boulevard
Montréal, Québec, Canada H4S 2B4

Attention:	General Counsel
Facsimile:	(514) 331-9691

(iii)	if to Ferrer, to:

FERRER INTERNACIONAL, S.A.
Diagonal 549, 5th Floor
Barcelona, Spain 08029

Attention: Business Development & Licensing Manager
Facsimile: +34 93 491 47 20

with a copy to:

FERRER INTERNACIONAL, S.A.
Legal Department
Diagonal 549, 5th Floor
Barcelona, Spain 08029

Attention: Legal Department
Facsimile: + 34 93 490 89 33

or to such other address as the addressee shall have last furnished in writing in accordance with this provision to the addressor.

16.11

Waiver. A waiver by a Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this

Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of a Party.

16.12

Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid to the fullest extent permitted under applicable Law, but if one or more provisions of this Agreement are held to be unenforceable or invalid under or in contravention of applicable Law by any court of competent jurisdiction, such provision shall be interpreted to the fullest extent permitted by applicable Law, and the Parties shall negotiate in good faith to replace such provision with a provision which effects to the fullest extent possible the original intent of such provision.

16.13

Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile copy of this Agreement, including the signature pages, will be deemed an original.

[Remainder of this page intentionally

left blank; signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Distribution and Licensing Agreement to be executed and delivered by their respective duly authorized officers as of the day and year first above written.

THERATECHNOLOGIES INC.		FERRER INTERNACIONAL, S.A.

By: (signed) John Huss
Name:	John Huss	By: (Signed) Jorge Ramentol
Title:	President and Chief Executive Officer	Name: Jorge Ramentol
Title: Chief Executive Officer

By: (signed) Luc Tanguay
Name:	Luc Tanguay
Title:	Senior Executive Vice President	By: (signed) Carlos de Leccea
	and Chief Financial Officer	Name:	Carlos de Leccea
		Title:	Vice President International and Business Developement

THERATECHNOLOGIES EUROPE INC.

By: (signed) John Huss
Name:	John Huss
Title:	President

By: (signed) Luc Tanguay
Name:	Luc Tanguay
Title:	Vice President and Chief Financial Officer

SCHEDULE 1.18

Commercial Presentation of Initial Product

[REDACTED: Description of commercial presentation]

SCHEDULE 1.21

Compound

[REDACTED: Description of compound]

SCHEDULE 1.25

List of Countries

EU/Europe

•	Austria
•	Belgium
•	Bulgaria
•	Cyprus
•	Czech Republic
•	Denmark
•	Estonia
•	Finland
•	France
•	Germany
•	Greece
•	The Netherlands
•	Hungary
•	Ireland
•	Italy
•	Latvia
•	Lithuania
•	Malta
•	Luxemburg
•	Monaco
•	Poland
•	Portugal
•	Romania
•	Slovakia
•	Slovenia
•	Spain
•	Sweden
•	UK

Others

•	Norway
•	Iceland
•	Lichtenstein
•	Switzerland
•	Turkey
•	Moldova
•	Republic of Belarus
•	Russia
•	Turkmenistan
•	Tajikistan

•	Ukraine
•	Taiwan
•	Korea
•	Thailand

SCHEDULE 1.30

Current Presentation

[REDACTED: Description of presentation]

SCHEDULE 1.34

Domain Names

[REDACTED: Names]

SCHEDULE 1.46

Global Brand Book

[REDACTED: Global Brand Book]

SCHEDULE 1.83

Permitted Sublicensees

[REDACTED: Company names]

SCHEDULE 1.90

Product Specifications

[REDACTED: Product specifications]

SCHEDULE 1.113

Thera Europe Patents

[REDACTED: Patent numbers]

SCHEDULE 2.5

Elected Additional Products

SCHEDULE 2.6

Excluded documentation

[REDACTED: Description]

SCHEDULE 6.8

Minimum Purchase Requirements

[REDACTED: Minimum purchase requirements]

SCHEDULE 10.5

Press Release

SCHEDULE 15.3

Arbitration Rules

LCIA ARBITRATION RULES

Effective 1 January 1998

Where any agreement, submission or reference provides in writing and in whatsoever manner for arbitration under the rules of the LCIA or by the Court of the LCIA (“the LCIA Court”), the parties shall be taken to have agreed in writing that the arbitration shall be conducted in accordance with the following rules (“the Rules”) or such amended rules as the LCIA may have adopted hereafter to take effect before the commencement of the arbitration. The Rules include the Schedule of Costs in effect at the commencement of the arbitration, as separately amended from time to time by the LCIA Court.

CONTENTS

Article 1	The Request for Arbitration
Article 2	The Response
Article 3	The LCIA Court and Registrar
Article 4	Notices and Periods of Time
Article 5	Formation of the Arbitral Tribunal
Article 6	Nationality of Arbitrators
Article 7	Party and Other Nominations
Article 8	Three or More Parties
Article 9	Expedited Formation
Article 10	Revocation of Arbitrator’s Appointment
Article 11	Nomination and Replacement Arbitrators
Article 12	Majority Power to Continue Proceedings
Article 13	Communications
Article 14	Conduct of the Proceedings
Article 15	Submission of Written Statements and Documents
Article 16	Seat of Arbitration and Place of Hearings
Article 17	Language of Arbitration
Article 18	Party Representation
Article 19	Hearings
Article 20	Witnesses
Article 21	Experts to the Arbitral Tribunal
Article 22	Additional Powers of the Arbitral Tribunal
Article 23	Jurisdiction of the Arbitral Tribunal
Article 24	Deposits
Article 25	Interim and Conservatory Measures
Article 26	The Award
Article 27	Correction of Awards and Additional Awards
Article 28	Arbitration and Legal Costs
Article 29	Decisions by the LCIA Court
Article 30	Confidentiality
Article 31	Exclusion of Liability
Article 32	General Rules

Article 1	The Request for Arbitration

1.1	Any party wishing to commence an arbitration under these Rules (“the Claimant”) shall send to the Registrar of the LCIA Court (“the Registrar”) a written request for arbitration (“the Request”), containing or accompanied by:

(a)	the names, addresses, telephone, facsimile, telex and e-mail numbers (if known) of the parties to the arbitration and of their legal representatives;

(b)	a copy of the written arbitration clause or separate written arbitration agreement invoked by the Claimant (“the Arbitration Agreement”), together with a copy of the contractual documentation in which the arbitration clause is contained or in respect of which the arbitration arises;

(c)	a brief statement describing the nature and circumstances of the dispute, and specifying the claims advanced by the Claimant against another party to the arbitration (“the Respondent”);

(d)	a statement of any matters (such as the seat or language(s) of the arbitration, or the number of arbitrators, or their qualifications or identities) on which the parties have already agreed in writing for the arbitration or in respect of which the Claimant wishes to make a proposal;

(e)	if the Arbitration Agreement calls for party nomination of arbitrators, the name, address, telephone, facsimile, telex and e-mail numbers (if known) of the Claimant’s nominee;

(f)	the fee prescribed in the Schedule of Costs (without which the Request shall be treated as not having been received by the Registrar and the arbitration as not having been commenced);

(g)	confirmation to the Registrar that copies of the Request (including all accompanying documents) have been or are being served simultaneously on all other parties to the arbitration by one or more means of service to be identified in such confirmation.

1.2	The date of receipt by the Registrar of the Request shall be treated as the date on which the arbitration has commenced for all purposes. The Request (including all accompanying documents) should be submitted to the Registrar in two copies where a sole arbitrator should be appointed, or, if the parties have agreed or the Claimant considers that three arbitrators should be appointed, in four copies.

Article 2	The Response

2.1	Within 30 days of service of the Request on the Respondent, (or such lesser period fixed by the LCIA Court), the Respondent shall send to the Registrar a written response to the Request (“the Response”), containing or accompanied by:

(a)	confirmation or denial of all or part of the claims advanced by the Claimant in the Request;

(b)	a brief statement describing the nature and circumstances of any counterclaims advanced by the Respondent against the Claimant;

(c)	comment in response to any statements contained in the Request, as called for under Article 1.1(d), on matters relating to the conduct of the arbitration;

(d)	if the Arbitration Agreement calls for party nomination of arbitrators, the name, address, telephone, facsimile, telex and e-mail numbers (if known) of the Respondent’s nominee; and

(e)	confirmation to the Registrar that copies of the Response (including all accompanying documents) have been or are being served simultaneously on all other parties to the arbitration by one or more means of service to be identified in such confirmation.

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2.2	The Response (including all accompanying documents) should be submitted to the Registrar in two copies, or if the parties have agreed or the Respondent considers that three arbitrators should be appointed, in four copies.

2.3	Failure to send a Response shall not preclude the Respondent from denying any claim or from advancing a counterclaim in the arbitration. However, if the Arbitration Agreement calls for party nomination of arbitrators, failure to send a Response or to nominate an arbitrator within time or at all shall constitute an irrevocable waiver of that party’s opportunity to nominate an arbitrator.

Article 3	The LCIA Court and Registrar

3.1	The functions of the LCIA Court under these Rules shall be performed in its name by the President or a Vice-President of the LCIA Court or by a division of three or five members of the LCIA Court appointed by the President or a Vice-President of the LCIA Court, as determined by the President.

3.2	The functions of the Registrar under these Rules shall be performed by the Registrar or any deputy Registrar of the LCIA Court under the supervision of the LCIA Court.

3.3	All communications from any party or arbitrator to the LCIA Court shall be addressed to the Registrar.

Article 4	Notices and Periods of Time

4.1	Any notice or other communication that may be or is required to be given by a party under these Rules shall be in writing and shall be delivered by registered postal or courier service or transmitted by facsimile, telex, e-mail or any other means of telecommunication that provide a record of its transmission.

4.2	A party’s last-known residence or place of business during the arbitration shall be a valid address for the purpose of any notice or other communication in the absence of any notification of a change to such address by that party to the other parties, the Arbitral Tribunal and the Registrar.

4.3	For the purpose of determining the date of commencement of a time limit, a notice or other communication shall be treated as having been received on the day it is delivered or, in the case of telecommunications, transmitted in accordance with Articles 4.1 and 4.2.

4.4	For the purpose of determining compliance with a time limit, a notice or other communication shall be treated as having been sent, made or transmitted if it is dispatched in accordance with Articles 4.1 and 4.2 prior to or on the date of the expiration of the time-limit.

4.5	Notwithstanding the above, any notice or communication by one party may be addressed to another party in the manner agreed in writing between them or, failing such agreement, according to the practice followed in the course of their previous dealings or in whatever manner ordered by the Arbitral Tribunal.

4.6	For the purpose of calculating a period of time under these Rules, such period shall begin to run on the day following the day when a notice or other communication is received. If the last day of such period is an official holiday or a non-business day at the residence or place of business of the addressee, the period is extended until the first business day which follows. Official holidays or non-business days occurring during the running of the period of time are included in calculating that period.

4.7	The Arbitral Tribunal may at any time extend (even where the period of time has expired) or abridge any period of time prescribed under these Rules or under the Arbitration Agreement for the conduct of the arbitration, including any notice or communication to be served by one party on any other party.

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Article 5	Formation of the Arbitral Tribunal

5.1	The expression “the Arbitral Tribunal” in these Rules includes a sole arbitrator or all the arbitrators where more than one. All references to an arbitrator shall include the masculine and feminine. (References to the President, Vice-President and members of the LCIA Court, the Registrar or deputy Registrar, expert, witness, party and legal representative shall be similarly understood).

5.2	All arbitrators conducting an arbitration under these Rules shall be and remain at all times impartial and independent of the parties; and none shall act in the arbitration as advocates for any party. No arbitrator, whether before or after appointment, shall advise any party on the merits or outcome of the dispute.

5.3	Before appointment by the LCIA Court, each arbitrator shall furnish to the Registrar a written resume of his past and present professional positions; he shall agree in writing upon fee rates conforming to the Schedule of Costs; and he shall sign a declaration to the effect that there are no circumstances known to him likely to give rise to any justified doubts as to his impartiality or independence, other than any circumstances disclosed by him in the declaration. Each arbitrator shall thereby also assume a continuing duty forthwith to disclose any such circumstances to the LCIA Court, to any other members of the Arbitral Tribunal and to all the parties if such circumstances should arise after the date of such declaration and before the arbitration is concluded.

5.4	The LCIA Court shall appoint the Arbitral Tribunal as soon as practicable after receipt by the Registrar of the Response or after the expiry of 30 days following service of the Request upon the Respondent if no Response is received by the Registrar (or such lesser period fixed by the LCIA Court). The LCIA Court may proceed with the formation of the Arbitral Tribunal notwithstanding that the Request is incomplete or the Response is missing, late or incomplete. A sole arbitrator shall be appointed unless the parties have agreed in writing otherwise, or unless the LCIA Court determines that in view of all the circumstances of the case a three-member tribunal is appropriate.

5.5	The LCIA Court alone is empowered to appoint arbitrators. The LCIA Court will appoint arbitrators with due regard for any particular method or criteria of selection agreed in writing by the parties. In selecting arbitrators consideration will be given to the nature of the transaction, the nature and circumstances of the dispute, the nationality, location and languages of the parties and (if more than two) the number of parties.

5.6	In the case of a three-member Arbitral Tribunal, the chairman (who will not be a party-nominated arbitrator) shall be appointed by the LCIA Court.

Article 6	Nationality of Arbitrators

6.1	Where the parties are of different nationalities, a sole arbitrator or chairman of the Arbitral Tribunal shall not have the same nationality as any party unless the parties who are not of the same nationality as the proposed appointee all agree in writing otherwise.

6.2	The nationality of parties shall be understood to include that of controlling shareholders or interests.

6.3	For the purpose of this Article, a person who is a citizen of two or more states shall be treated as a national of each state; and citizens of the European Union shall be treated as nationals of its different Member States and shall not be treated as having the same nationality.

Article 7	Party and Other Nominations

7.1

If the parties have agreed that any arbitrator is to be appointed by one or more of them or by any third person, that agreement shall be treated as an agreement to nominate an arbitrator for all purposes. Such nominee may only be appointed by the LCIA Court as arbitrator subject to his prior compliance with Article 5.3. The LCIA Court may refuse to

4

appoint any such nominee if it determines that he is not suitable or independent or impartial.

7.2	Where the parties have howsoever agreed that the Respondent or any third person is to nominate an arbitrator and such nomination is not made within time or at all, the LCIA Court may appoint an arbitrator notwithstanding the absence of the nomination and without regard to any late nomination. Likewise, if the Request for Arbitration does not contain a nomination by the Claimant where the parties have howsoever agreed that the Claimant or a third person is to nominate an arbitrator, the LCIA Court may appoint an arbitrator notwithstanding the absence of the nomination and without regard to any late nomination.

Article 8	Three or More Parties

8.1	Where the Arbitration Agreement entitles each party howsoever to nominate an arbitrator, the parties to the dispute number more than two and such parties have not all agreed in writing that the disputant parties represent two separate sides for the formation of the Arbitral Tribunal as Claimant and Respondent respectively, the LCIA Court shall appoint the Arbitral Tribunal without regard to any party’s nomination.

8.2	In such circumstances, the Arbitration Agreement shall be treated for all purposes as a written agreement by the parties for the appointment of the Arbitral Tribunal by the LCIA Court.

Article 9	Expedited Formation

9.1	In exceptional urgency, on or after the commencement of the arbitration, any party may apply to the LCIA Court for the expedited formation of the Arbitral Tribunal, including the appointment of any replacement arbitrator under Articles 10 and 11 of these Rules.

9.2	Such an application shall be made in writing to the LCIA Court, copied to all other parties to the arbitration; and it shall set out the specific grounds for exceptional urgency in the formation of the Arbitral Tribunal.

9.3	The LCIA Court may, in its complete discretion, abridge or curtail any time-limit under these Rules for the formation of the Arbitral Tribunal, including service of the Response and of any matters or documents adjudged to be missing from the Request. The LCIA Court shall not be entitled to abridge or curtail any other time-limit.

Article 10	Revocation of Arbitrator’s Appointment

10.1	If either (a) any arbitrator gives written notice of his desire to resign as arbitrator to the LCIA Court, to be copied to the parties and the other arbitrators (if any) or (b) any arbitrator dies, falls seriously ill, refuses, or becomes unable or unfit to act, either upon challenge by a party or at the request of the remaining arbitrators, the LCIA Court may revoke that arbitrator’s appointment and appoint another arbitrator. The LCIA Court shall decide upon the amount of fees and expenses to be paid for the former arbitrator’s services (if any) as it may consider appropriate in all the circumstances.

10.2	If any arbitrator acts in deliberate violation of the Arbitration Agreement (including these Rules) or does not act fairly and impartially as between the parties or does not conduct or participate in the arbitration proceedings with reasonable diligence, avoiding unnecessary delay or expense, that arbitrator may be considered unfit in the opinion of the LCIA Court.

10.3	An arbitrator may also be challenged by any party if circumstances exist that give rise to justifiable doubts as to his impartiality or independence. A party may challenge an arbitrator it has nominated, or in whose appointment it has participated, only for reasons of which it becomes aware after the appointment has been made.

10.4

A party who intends to challenge an arbitrator shall, within 15 days of the formation of the Arbitral Tribunal or (if later) after becoming aware of any circumstances referred to in Article 10.1, 10.2 or 10.3, send a written statement of the reasons for its challenge to

5

the LCIA Court, the Arbitral Tribunal and all other parties. Unless the challenged arbitrator withdraws or all other parties agree to the challenge within 15 days of receipt of the written statement, the LCIA Court shall decide on the challenge.

Article 11	Nomination and Replacement of Arbitrators

11.1	In the event that the LCIA Court determines that any nominee is not suitable or independent or impartial or if an appointed arbitrator is to be replaced for any reason, the LCIA Court shall have a complete discretion to decide whether or not to follow the original nominating process.

11.2	If the LCIA Court should so decide, any opportunity given to a party to make a re-nomination shall be waived if not exercised within 15 days (or such lesser time as the LCIA Court may fix), after which the LCIA Court shall appoint the replacement arbitrator.

Article 12	Majority Power to Continue Proceedings

12.1	If any arbitrator on a three-member Arbitral Tribunal refuses or persistently fails to participate in its deliberations, the two other arbitrators shall have the power, upon their written notice of such refusal or failure to the LCIA Court, the parties and the third arbitrator, to continue the arbitration (including the making of any decision, ruling or award), notwithstanding the absence of the third arbitrator.

12.2	In determining whether to continue the arbitration, the two other arbitrators shall take into account the stage of the arbitration, any explanation made by the third arbitrator for his non-participation and such other matters as they consider appropriate in the circumstances of the case. The reasons for such determination shall be stated in any award, order or other decision made by the two arbitrators without the participation of the third arbitrator.

12.3	In the event that the two other arbitrators determine at any time not to continue the arbitration without the participation of the third arbitrator missing from their deliberations, the two arbitrators shall notify in writing the parties and the LCIA Court of such determination; and in that event, the two arbitrators or any party may refer the matter to the LCIA Court for the revocation of that third arbitrator’s appointment and his replacement under Article 10.

Article 13	Communications between Parties and the Arbitral Tribunal

13.1	Until the Arbitral Tribunal is formed, all communications between parties and arbitrators shall be made through the Registrar.

13.2	Thereafter, unless and until the Arbitral Tribunal directs that communications shall take place directly between the Arbitral Tribunal and the parties (with simultaneous copies to the Registrar), all written communications between the parties and the Arbitral Tribunal shall continue to be made through the Registrar.

13.3	Where the Registrar sends any written communication to one party on behalf of the Arbitral Tribunal, he shall send a copy to each of the other parties. Where any party sends to the Registrar any communication (including Written Statements and Documents under Article 15), it shall include a copy for each arbitrator; and it shall also send copies direct to all other parties and confirm to the Registrar in writing that it has done or is doing so.

Article 14	Conduct of the Proceedings

14.1	The parties may agree on the conduct of their arbitral proceedings and they are encouraged to do so, consistent with the Arbitral Tribunal’s general duties at all times:

(i) to act fairly and impartially as between all parties, giving each a reasonable opportunity of putting its case and dealing with that of its opponent; and

(ii) to adopt procedures suitable to the circumstances of the arbitration, avoiding

6

unnecessary delay or expense, so as to provide a fair and efficient means for the final resolution of the parties’ dispute.

Such agreements shall be made by the parties in writing or recorded in writing by the Arbitral Tribunal at the request of and with the authority of the parties.

14.2	Unless otherwise agreed by the parties under Article 14.1, the Arbitral Tribunal shall have the widest discretion to discharge its duties allowed under such law(s) or rules of law as the Arbitral Tribunal may determine to be applicable; and at all times the parties shall do everything necessary for the fair, efficient and expeditious conduct of the arbitration.

14.3	In the case of a three-member Arbitral Tribunal the chairman may, with the prior consent of the other two arbitrators, make procedural rulings alone.

Article 15	Submission of Written Statements and Documents

15.1	Unless the parties have agreed otherwise under Article 14.1 or the Arbitral Tribunal should determine differently, the written stage of the proceedings shall be as set out below.

15.2	Within 30 days of receipt of written notification from the Registrar of the formation of the Arbitral Tribunal, the Claimant shall send to the Registrar a Statement of Case setting out in sufficient detail the facts and any contentions of law on which it relies, together with the relief claimed against all other parties, save and insofar as such matters have not been set out in its Request.

15.3	Within 30 days of receipt of the Statement of Case or written notice from the Claimant that it elects to treat the Request as its Statement of Case, the Respondent shall send to the Registrar a Statement of Defence setting out in sufficient detail which of the facts and contentions of law in the Statement of Case or Request (as the case may be) it admits or denies, on what grounds and on what other facts and contentions of law it relies. Any counterclaims shall be submitted with the Statement of Defence in the same manner as claims are to be set out in the Statement of Case.

15.4	Within 30 days of receipt of the Statement of Defence, the Claimant shall send to the Registrar a Statement of Reply which, where there are any counterclaims, shall include a Defence to Counterclaim in the same manner as a defence is to be set out in the Statement of Defence.

15.5	If the Statement of Reply contains a Defence to Counterclaim, within 30 days of its receipt the Respondent shall send to the Registrar a Statement of Reply to Counterclaim.

15.6	All Statements referred to in this Article shall be accompanied by copies (or, if they are especially voluminous, lists) of all essential documents on which the party concerned relies and which have not previously been submitted by any party, and (where appropriate) by any relevant samples and exhibits.

15.7	As soon as practicable following receipt of the Statements specified in this Article, the Arbitral Tribunal shall proceed in such manner as has been agreed in writing by the parties or pursuant to its authority under these Rules.

15.8	If the Respondent fails to submit a Statement of Defence or the Claimant a Statement of Defence to Counterclaim, or if at any point any party fails to avail itself of the opportunity to present its case in the manner determined by Article 15.2 to 15.6 or directed by the Arbitral Tribunal, the Arbitral Tribunal may nevertheless proceed with the arbitration and make an award.

Article 16	Seat of Arbitration and Place of Hearings

16.1	The parties may agree in writing the seat (or legal place) of their arbitration. Failing such a choice, the seat of arbitration shall be London, unless and until the LCIA Court

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determines in view of all the circumstances, and after having given the parties an opportunity to make written comment, that another seat is more appropriate.

16.2	The Arbitral Tribunal may hold hearings, meetings and deliberations at any convenient geographical place in its discretion; and if elsewhere than the seat of the arbitration, the arbitration shall be treated as an arbitration conducted at the seat of the arbitration and any award as an award made at the seat of the arbitration for all purposes.

16.3	The law applicable to the arbitration (if any) shall be the arbitration law of the seat of arbitration, unless and to the extent that the parties have expressly agreed in writing on the application of another arbitration law and such agreement is not prohibited by the law of the arbitral seat.

Article 17	Language of Arbitration

17.1	The initial language of the arbitration shall be the language of the Arbitration Agreement, unless the parties have agreed in writing otherwise and providing always that a non-participating or defaulting party shall have no cause for complaint if communications to and from the Registrar and the arbitration proceedings are conducted in English.

17.2	In the event that the Arbitration Agreement is written in more than one language, the LCIA Court may, unless the Arbitration Agreement provides that the arbitration proceedings shall be conducted in more than one language, decide which of those languages shall be the initial language of the arbitration.

17.3	Upon the formation of the Arbitral Tribunal and unless the parties have agreed upon the language or languages of the arbitration, the Arbitration Tribunal shall decide upon the language(s) of the arbitration, after giving the parties an opportunity to make written comment and taking into account the initial language of the arbitration and any other matter it may consider appropriate in all the circumstances of the case.

17.4	If any document is expressed in a language other than the language(s) of the arbitration and no translation of such document is submitted by the party relying upon the document, the Arbitral Tribunal or (if the Arbitral Tribunal has not been formed) the LCIA Court may order that party to submit a translation in a form to be determined by the Arbitral Tribunal or the LCIA Court, as the case may be.

Article 18	Party Representation

18.1	Any party may be represented by legal practitioners or any other representatives.

18.2	At any time the Arbitral Tribunal may require from any party proof of authority granted to its representative(s) in such form as the Arbitral Tribunal may determine.

Article 19	Hearings

19.1	Any party which expresses a desire to that effect has the right to be heard orally before the Arbitral Tribunal on the merits of the dispute, unless the parties have agreed in writing on documents-only arbitration.

19.2	The Arbitral Tribunal shall fix the date, time and physical place of any meetings and hearings in the arbitration, and shall give the parties reasonable notice thereof.

19.3	The Arbitral Tribunal may in advance of any hearing submit to the parties a list of questions which it wishes them to answer with special attention.

19.4	All meetings and hearings shall be in private unless the parties agree otherwise in writing or the Arbitral Tribunal directs otherwise.

19.5	The Arbitral Tribunal shall have the fullest authority to establish time-limits for meetings and hearings, or for any parts thereof.

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Article 20	Witnesses

20.1	Before any hearing, the Arbitral Tribunal may require any party to give notice of the identity of each witness that party wishes to call (including rebuttal witnesses), as well as the subject matter of that witness’s testimony, its content and its relevance to the issues in the arbitration.

20.2	The Arbitral Tribunal may also determine the time, manner and form in which such materials should be exchanged between the parties and presented to the Arbitral Tribunal; and it has a discretion to allow, refuse, or limit the appearance of witnesses (whether witness of fact or expert witness).

20.3	Subject to any order otherwise by the Arbitral Tribunal, the testimony of a witness may be presented by a party in written form, either as a signed statement or as a sworn affidavit.

20.4	Subject to Article 14.1 and 14.2, any party may request that a witness, on whose testimony another party seeks to rely, should attend for oral questioning at a hearing before the Arbitral Tribunal. If the Arbitral Tribunal orders that other party to produce the witness and the witness fails to attend the oral hearing without good cause, the Arbitral Tribunal may place such weight on the written testimony (or exclude the same altogether) as it considers appropriate in the circumstances of the case.

20.5	Any witness who gives oral evidence at a hearing before the Arbitral Tribunal may be questioned by each of the parties under the control of the Arbitral Tribunal. The Arbitral Tribunal may put questions at any stage of his evidence.

20.6	Subject to the mandatory provisions of any applicable law, it shall not be improper for any party or its legal representatives to interview any witness or potential witness for the purpose of presenting his testimony in written form or producing him as an oral witness.

20.7	Any individual intending to testify to the Arbitral Tribunal on any issue of fact or expertise shall be treated as a witness under these Rules notwithstanding that the individual is a party to the arbitration or was or is an officer, employee or shareholder of any party.

Article 21	Experts to the Arbitral Tribunal

21.1	Unless otherwise agreed by the parties in writing, the Arbitral Tribunal:

(a)	may appoint one or more experts to report to the Arbitral Tribunal on specific issues, who shall be and remain impartial and independent of the parties throughout the arbitration proceedings; and

(b)	may require a party to give any such expert any relevant information or to provide access to any relevant documents, goods, samples, property or site for inspection by the expert.

21.2	Unless otherwise agreed by the parties in writing, if a party so requests or if the Arbitral Tribunal considers it necessary, the expert shall, after delivery of his written or oral report to the Arbitral Tribunal and the parties, participate in one or more hearings at which the parties shall have the opportunity to question the expert on his report and to present expert witnesses in order to testify on the points at issue.

21.3	The fees and expenses of any expert appointed by the Arbitral Tribunal under this Article shall be paid out of the deposits payable by the parties under Article 24 and shall form part of the costs of the arbitration.

Article 22	Additional Powers of the Arbitral Tribunal

22.1	Unless the parties at any time agree otherwise in writing, the Arbitral Tribunal shall have the power, on the application of any party or of its own motion, but in either case only after giving the parties a reasonable opportunity to state their views:

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(a)	to allow any party, upon such terms (as to costs and otherwise) as it shall determine, to amend any claim, counterclaim, defence and reply;

(b)	to extend or abbreviate any time-limit provided by the Arbitration Agreement or these Rules for the conduct of the arbitration or by the Arbitral Tribunal’s own orders;

(c)	to conduct such enquiries as may appear to the Arbitral Tribunal to be necessary or expedient, including whether and to what extent the Arbitral Tribunal should itself take the initiative in identifying the issues and ascertaining the relevant facts and the law(s) or rules of law applicable to the arbitration, the merits of the parties’ dispute and the Arbitration Agreement;

(d)	to order any party to make any property, site or thing under its control and relating to the subject matter of the arbitration available for inspection by the Arbitral Tribunal, any other party, its expert or any expert to the Arbitral Tribunal;

(e)	to order any party to produce to the Arbitral Tribunal, and to the other parties for inspection, and to supply copies of, any documents or classes of documents in their possession, custody or power which the Arbitral Tribunal determines to be relevant;

(f)	to decide whether or not to apply any strict rules of evidence (or any other rules) as to the admissibility, relevance or weight of any material tendered by a party on any matter of fact or expert opinion; and to determine the time, manner and form in which such material should be exchanged between the parties and presented to the Arbitral Tribunal;

(g)	to order the correction of any contract between the parties or the Arbitration Agreement, but only to the extent required to rectify any mistake which the Arbitral Tribunal determines to be common to the parties and then only if and to the extent to which the law(s) or rules of law applicable to the contract or Arbitration Agreement permit such correction; and

(h)	to allow, only upon the application of a party, one or more third persons to be joined in the arbitration as a party provided any such third person and the applicant party have consented thereto in writing, and thereafter to make a single final award, or separate awards, in respect of all parties so implicated in the arbitration;

22.2	By agreeing to arbitration under these Rules, the parties shall be treated as having agreed not to apply to any state court or other judicial authority for any order available from the Arbitral Tribunal under Article 22.1, except with the agreement in writing of all parties.

22.3	The Arbitral Tribunal shall decide the parties’ dispute in accordance with the law(s) or rules of law chosen by the parties as applicable to the merits of their dispute. If and to the extent that the Arbitral Tribunal determines that the parties have made no such choice, the Arbitral Tribunal shall apply the law(s) or rules of law which it considers appropriate.

22.4	The Arbitral Tribunal shall only apply to the merits of the dispute principles deriving from “ex aequo et bono”, “amiable composition” or “honourable engagement” where the parties have so agreed expressly in writing.

Article 23	Jurisdiction of the Arbitral Tribunal

23.1	The Arbitral Tribunal shall have the power to rule on its own jurisdiction, including any objection to the initial or continuing existence, validity or effectiveness of the Arbitration Agreement. For that purpose, an arbitration clause which forms or was intended to form part of another agreement shall be treated as an arbitration agreement independent of that other agreement. A decision by the Arbitral Tribunal that such other agreement is non-existent, invalid or ineffective shall not entail ipso jure the non-existence, invalidity or ineffectiveness of the arbitration clause.

23.2	A plea by a Respondent that the Arbitral Tribunal does not have jurisdiction shall be

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treated as having been irrevocably waived unless it is raised not later than the Statement of Defence; and a like plea by a Respondent to Counterclaim shall be similarly treated unless it is raised no later than the Statement of Defence to Counterclaim. A plea that the Arbitral Tribunal is exceeding the scope of its authority shall be raised promptly after the Arbitral Tribunal has indicated its intention to decide on the matter alleged by any party to be beyond the scope of its authority, failing which such plea shall also be treated as having been waived irrevocably. In any case, the Arbitral Tribunal may nevertheless admit an untimely plea if it considers the delay justified in the particular circumstances.

23.3	The Arbitral Tribunal may determine the plea to its jurisdiction or authority in an award as to jurisdiction or later in an award on the merits, as it considers appropriate in the circumstances.

23.4	By agreeing to arbitration under these Rules, the parties shall be treated as having agreed not to apply to any state court or other judicial authority for any relief regarding the Arbitral Tribunal’s jurisdiction or authority, except with the agreement in writing of all parties to the arbitration or the prior authorisation of the Arbitral Tribunal or following the latter’s award ruling on the objection to its jurisdiction or authority.

Article 24	Deposits

24.1	The LCIA Court may direct the parties, in such proportions as it thinks appropriate, to make one or several interim or final payments on account of the costs of the arbitration. Such deposits shall be made to and held by the LCIA and from time to time may be released by the LCIA Court to the arbitrator(s), any expert appointed by the Arbitral Tribunal and the LCIA itself as the arbitration progresses.

24.2	The Arbitral Tribunal shall not proceed with the arbitration without ascertaining at all times from the Registrar or any deputy Registrar that the LCIA is in requisite funds.

24.3	In the event that a party fails or refuses to provide any deposit as directed by the LCIA Court, the LCIA Court may direct the other party or parties to effect a substitute payment to allow the arbitration to proceed (subject to any award on costs). In such circumstances, the party paying the substitute payment shall be entitled to recover that amount as a debt immediately due from the defaulting party.

24.4	Failure by a claimant or counterclaiming party to provide promptly and in full the required deposit may be treated by the LCIA Court and the Arbitral Tribunal as a withdrawal of the claim or counterclaim respectively.

Article 25	Interim and Conservatory Measures

25.1	The Arbitral Tribunal shall have the power, unless otherwise agreed by the parties in writing, on the application of any party:

(a)	to order any respondent party to a claim or counterclaim to provide security for all or part of the amount in dispute, by way of deposit or bank guarantee or in any other manner and upon such terms as the Arbitral Tribunal considers appropriate. Such terms may include the provision by the claiming or counterclaiming party of a cross-indemnity, itself secured in such manner as the Arbitral Tribunal considers appropriate, for any costs or losses incurred by such respondent in providing security. The amount of any costs and losses payable under such cross-indemnity may be determined by the Arbitral Tribunal in one or more awards;

(b)	to order the preservation, storage, sale or other disposal of any property or thing under the control of any party and relating to the subject matter of the arbitration; and

(c)	to order on a provisional basis, subject to final determination in an award, any relief which the Arbitral Tribunal would have power to grant in an award, including a provisional order for the payment of money or the disposition of property as between any parties.

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25.2	The Arbitral Tribunal shall have the power, upon the application of a party, to order any claiming or counterclaiming party to provide security for the legal or other costs of any other party by way of deposit or bank guarantee or in any other manner and upon such terms as the Arbitral Tribunal considers appropriate. Such terms may include the provision by that other party of a cross-indemnity, itself secured in such manner as the Arbitral Tribunal considers appropriate, for any costs and losses incurred by such claimant or counterclaimant in providing security. The amount of any costs and losses payable under such cross-indemnity may be determined by the Arbitral Tribunal in one or more awards. In the event that a claiming or counterclaiming party does not comply with any order to provide security, the Arbitral Tribunal may stay that party’s claims or counterclaims or dismiss them in an award.

25.3	The power of the Arbitral Tribunal under Article 25.1 shall not prejudice howsoever any party’s right to apply to any state court or other judicial authority for interim or conservatory measures before the formation of the Arbitral Tribunal and, in exceptional cases, thereafter. Any application and any order for such measures after the formation of the Arbitral Tribunal shall be promptly communicated by the applicant to the Arbitral Tribunal and all other parties. However, by agreeing to arbitration under these Rules, the parties shall be taken to have agreed not to apply to any state court or other judicial authority for any order for security for its legal or other costs available from the Arbitral Tribunal under Article 25.2.

Article 26	The Award

26.1	The Arbitral Tribunal shall make its award in writing and, unless all parties agree in writing otherwise, shall state the reasons upon which its award is based. The award shall also state the date when the award is made and the seat of the arbitration; and it shall be signed by the Arbitral Tribunal or those of its members assenting to it.

26.2	If any arbitrator fails to comply with the mandatory provisions of any applicable law relating to the making of the award, having been given a reasonable opportunity to do so, the remaining arbitrators may proceed in his absence and state in their award the circumstances of the other arbitrator’s failure to participate in the making of the award.

26.3	Where there are three arbitrators and the Arbitral Tribunal fails to agree on any issue, the arbitrators shall decide that issue by a majority. Failing a majority decision on any issue, the chairman of the Arbitral Tribunal shall decide that issue.

26.4	If any arbitrator refuses or fails to sign the award, the signatures of the majority or (failing a majority) of the chairman shall be sufficient, provided that the reason for the omitted signature is stated in the award by the majority or chairman.

26.5	The sole arbitrator or chairman shall be responsible for delivering the award to the LCIA Court, which shall transmit certified copies to the parties provided that the costs of arbitration have been paid to the LCIA in accordance with Article 28.

26.6	An award may be expressed in any currency. The Arbitral Tribunal may order that simple or compound interest shall be paid by any party on any sum awarded at such rates as the Arbitral Tribunal determines to be appropriate, without being bound by legal rates of interest imposed by any state court, in respect of any period which the Arbitral Tribunal determines to be appropriate ending not later than the date upon which the award is complied with.

26.7	The Arbitral Tribunal may make separate awards on different issues at different times. Such awards shall have the same status and effect as any other award made by the Arbitral Tribunal.

26.8

In the event of a settlement of the parties’ dispute, the Arbitral Tribunal may render an award recording the settlement if the parties so request in writing (a “Consent Award”), provided always that such award contains an express statement that it is an award made by the parties’ consent. A Consent Award need not contain reasons. If the parties do not require a consent award, then on written confirmation by the parties to the LCIA Court that a settlement has been reached, the Arbitral Tribunal shall be discharged and

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the arbitration proceedings concluded, subject to payment by the parties of any outstanding costs of the arbitration under Article 28.

26.9	All awards shall be final and binding on the parties. By agreeing to arbitration under these Rules, the parties undertake to carry out any award immediately and without any delay (subject only to Article 27); and the parties also waive irrevocably their right to any form of appeal, review or recourse to any state court or other judicial authority, insofar as such waiver may be validly made.

Article 27 Correction of Awards and Additional Awards

27.1	Within 30 days of receipt of any award, or such lesser period as may be agreed in writing by the parties, a party may by written notice to the Registrar (copied to all other parties) request the Arbitral Tribunal to correct in the award any errors in computation, clerical or typographical errors or any errors of a similar nature. If the Arbitral Tribunal considers the request to be justified, it shall make the corrections within 30 days of receipt of the request. Any correction shall take the form of separate memorandum dated and signed by the Arbitral Tribunal or (if three arbitrators) those of its members assenting to it; and such memorandum shall become part of the award for all purposes.

27.2	The Arbitral Tribunal may likewise correct any error of the nature described in Article 27.1 on its own initiative within 30 days of the date of the award, to the same effect.

27.3	Within 30 days of receipt of the final award, a party may by written notice to the Registrar (copied to all other parties), request the Arbitral Tribunal to make an additional award as to claims or counterclaims presented in the arbitration but not determined in any award. If the Arbitral Tribunal considers the request to be justified, it shall make the additional award within 60 days of receipt of the request. The provisions of Article 26 shall apply to any additional award.

Article 28	Arbitration and Legal Costs

28.1	The costs of the arbitration (other than the legal or other costs incurred by the parties themselves) shall be determined by the LCIA Court in accordance with the Schedule of Costs. The parties shall be jointly and severally liable to the Arbitral Tribunal and the LCIA for such arbitration costs.

28.2	The Arbitral Tribunal shall specify in the award the total amount of the costs of the arbitration as determined by the LCIA Court. Unless the parties agree otherwise in writing, the Arbitral Tribunal shall determine the proportions in which the parties shall bear all or part of such arbitration costs. If the Arbitral Tribunal has determined that all or any part of the arbitration costs shall be borne by a party other than a party which has already paid them to the LCIA, the latter party shall have the right to recover the appropriate amount from the former party.

28.3	The Arbitral Tribunal shall also have the power to order in its award that all or part of the legal or other costs incurred by a party be paid by another party, unless the parties agree otherwise in writing. The Arbitral Tribunal shall determine and fix the amount of each item comprising such costs on such reasonable basis as it thinks fit.

28.4	Unless the parties otherwise agree in writing, the Arbitral Tribunal shall make its orders on both arbitration and legal costs on the general principle that costs should reflect the parties’ relative success and failure in the award or arbitration, except where it appears to the Arbitral Tribunal that in the particular circumstances this general approach is inappropriate. Any order for costs shall be made with reasons in the award containing such order.

28.5

If the arbitration is abandoned, suspended or concluded, by agreement or otherwise, before the final award is made, the parties shall remain jointly and severally liable to pay to the LCIA and the Arbitral Tribunal the costs of the arbitration as determined by the LCIA Court in accordance with the Schedule of Costs. In the event that such arbitration costs are less than the deposits made by the parties, there shall be a refund by the LCIA in such proportion as the parties may agree in writing, or failing such agreement, in the

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same proportions as the deposits were made by the parties to the LCIA.

Article 29	Decisions by the LCIA Court

29.1	The decisions of the LCIA Court with respect to all matters relating to the arbitration shall be conclusive and binding upon the parties and the Arbitral Tribunal. Such decisions are to be treated as administrative in nature and the LCIA Court shall not be required to give any reasons.

29.2	To the extent permitted by the law of the seat of the arbitration, the parties shall be taken to have waived any right of appeal or review in respect of any such decisions of the LCIA Court to any state court or other judicial authority. If such appeals or review remain possible due to mandatory provisions of any applicable law, the LCIA Court shall, subject to the provisions of that applicable law, decide whether the arbitral proceedings are to continue, notwithstanding an appeal or review.

Article 30	Confidentiality

30.1	Unless the parties expressly agree in writing to the contrary, the parties undertake as a general principle to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain - save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

30.2	The deliberations of the Arbitral Tribunal are likewise confidential to its members, save and to the extent that disclosure of an arbitrator’s refusal to participate in the arbitration is required of the other members of the Arbitral Tribunal under Articles 10, 12 and 26.

30.3	The LCIA Court does not publish any award or any part of an award without the prior written consent of all parties and the Arbitral Tribunal.

Article 31	Exclusion of Liability

31.1	None of the LCIA, the LCIA Court (including its President, Vice-Presidents and individual members), the Registrar, any deputy Registrar, any arbitrator and any expert to the Arbitral Tribunal shall be liable to any party howsoever for any act or omission in connection with any arbitration conducted by reference to these Rules, save where the act or omission is shown by that party to constitute conscious and deliberate wrongdoing committed by the body or person alleged to be liable to that party.

31.2	After the award has been made and the possibilities of correction and additional awards referred to in Article 27 have lapsed or been exhausted, neither the LCIA, the LCIA Court (including its President, Vice-Presidents and individual members), the Registrar, any deputy Registrar, any arbitrator or expert to the Arbitral Tribunal shall be under any legal obligation to make any statement to any person about any matter concerning the arbitration, nor shall any party seek to make any of these persons a witness in any legal or other proceedings arising out of the arbitration.

Article 32	General Rules

32.1	A party who knows that any provision of the Arbitration Agreement (including these Rules) has not been complied with and yet proceeds with the arbitration without promptly stating its objection to such non-compliance, shall be treated as having irrevocably waived its right to object.

32.2	In all matters not expressly provided for in these Rules, the LCIA Court, the Arbitral Tribunal and the parties shall act in the spirit of these Rules and shall make every reasonable effort to ensure that an award is legally enforceable.

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